UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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EAGLE MATERIALS INC.

(Name of Registrant as Specified In Its Charter)

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EAGLE MATERIALS INC.

3811 Turtle Creek Blvd, Suite 1100

Dallas, Texas 75219-4487

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 5, 2010

To the Stockholders of Eagle Materials Inc.:

The annual meeting of stockholders of Eagle Materials Inc., which we refer to as the “Company,” will be held at the Sheraton Suites Market Center, located at 2101 North Stemmons Freeway, Dallas, Texas 75207 at 8:00 a.m., local time, on Thursday, August 5, 2010. At the meeting, stockholders will vote on:

(1)	Election of Directors. Election of the three Class I directors identified in the accompanying proxy statement, each to hold office for three years.

(2)	Approval of the Expected Appointment of Ernst & Young LLP. Approval of the expected appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending March 31, 2011.

(3)	Other Business. Any other matters properly brought before the annual meeting, or any adjournment thereof.

The Company’s Board of Directors has fixed the close of business on June 10, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only record holders of the Company’s common stock, par value $0.01 per share, which we refer to as our “Common Stock,” at the close of business on the record date are entitled to notice of and to vote at the annual meeting. A list of holders of Common Stock will be available for examination by any stockholder at the meeting and, during the ten-day period preceding the meeting date, at the executive offices of the Company located at 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487.

For further information regarding the matters to be acted upon at the annual meeting, I urge you to carefully read the accompanying proxy statement. If you have questions about these proposals or would like additional copies of the proxy statement, please contact: Eagle Materials Inc., Attention: James H. Graass, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487 (telephone: (214) 432-2000).

You are cordially invited to attend the annual meeting. Your vote is important. Whether or not you expect to attend the annual meeting in person, please vote through the Internet or by telephone or fill in, sign, date and promptly return the accompanying form of proxy in the enclosed postage-paid envelope so that your shares may be represented and voted at the annual meeting. This will not limit your right to attend or vote at the annual meeting. Your proxy will be returned to you if you choose to attend the annual meeting and request that it be returned. Shares will be voted in accordance with the instructions contained in your proxy, but if any proxies that are signed and returned to us do not specify a vote on any proposal, such proxies will be voted “for” the matters set forth in items (1) and (2) above.

By Order of the Board of Directors JAMES H. GRAASS Executive Vice President, General Counsel and Secretary

Dallas, Texas

June 25, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 5, 2010.

Our proxy statement and 2010 annual report to stockholders

are available to you on the Internet at www.proxyvote.com.

EAGLE MATERIALS INC.

3811 Turtle Creek Blvd., Suite 1100

Dallas, Texas 75219-4487

PROXY STATEMENT

INTRODUCTION

The accompanying proxy, mailed together with this proxy statement, is solicited by and on behalf of the Board of Directors of Eagle Materials Inc., which we refer to as the “Company,” for use at the annual meeting of stockholders of the Company and at any adjournment or postponement thereof. References in this proxy statement to “we,” “us,” “our” or like terms also refer to the Company. References to our “Board of Directors” or “Board” refer to the Board of Directors of the Company. This proxy statement and accompanying proxy were first mailed to our stockholders on or about June 25, 2010.

Date, Time and Place of the Annual Meeting

The 2010 annual meeting of our stockholders will be held at the Sheraton Suites Market Center, located at 2101 North Stemmons Freeway, Dallas, Texas 75207 at 8:00 a.m., local time, on Thursday, August 5, 2010.

Purposes of the Annual Meeting and Recommendations of our Board of Directors

At the meeting, action will be taken upon the following matters:

(1)	Election of Directors. Stockholders will be asked to elect the three Class I directors identified in this proxy statement, each to hold office for a term of three years.

Our Board of Directors recommends that you vote “for” the election of its three nominees for director named in this proxy statement.

(2)	Approval of the Expected Appointment of Ernst & Young LLP. We are asking you to approve the expected appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending March 31, 2011.

Our Board of Directors recommends that you vote “for” the approval of the expected appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending March 31, 2011.

(3)	Other Business. In addition, you may be asked to vote upon such other matters, if any, as properly come before the annual meeting, or any adjournment thereof.

Our Board of Directors does not know of any matters to be acted upon at the meeting other than the matters set forth in items (1) and (2) above.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 5, 2010.

Our proxy statement and 2010 annual report to stockholders

are available to you on the Internet at www.proxyvote.com.

ABOUT THE MEETING

Who Can Vote

The record date for the determination of holders of the Company’s Common Stock, par value $0.01 per share, which we refer to as our “Common Stock,” entitled to notice of and to vote at the meeting, or any adjournment or postponement of the meeting, is the close of business on June 10, 2010. In this proxy statement, we refer to this date as the “record date.” As of the record date, there were 44,157,778 shares of our Common Stock issued and outstanding and entitled to vote at the meeting. Our stock transfer books will not be closed in connection with the meeting. Our Common Stock is listed on the New York Stock Exchange, or “NYSE,” under the symbol “EXP.”

How Proxies Will be Voted

Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If the enclosed proxy card is signed and returned without any direction given, the shares will be voted “for” election of the nominees for director named in the proxy and approval of the expected appointment of Ernst & Young LLP as our independent auditors. The Board does not intend to present, and has no information indicating that others will present, any business at the annual meeting other than as set forth in the attached Notice of Annual Meeting of Stockholders. However, if other matters requiring the vote of our stockholders properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment in such matters.

How to Revoke Your Proxy

You have the unconditional right to revoke your proxy at any time prior to the voting thereof by submitting a later-dated proxy, by attending the meeting and voting in person, or by written notice to us addressed to: Eagle Materials Inc., Attention: James H. Graass, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487. No such revocation shall be effective, however, unless and until received by the Company at or prior to the meeting.

Quorum and Required Vote

The presence at the meeting, in person or represented by proxy, of the holders of a majority of the voting power of the shares of our capital stock entitled to vote on any matter shall constitute a quorum for purposes of such matter. Abstentions and broker non-votes will be included in determining the presence of a quorum at the meeting. The holders of Common Stock will be entitled to one vote per share on each matter that may properly be brought before the meeting or any adjournment thereof. There is no cumulative voting.

Proposal	Required Vote	Effect of Abstentions and Broker Non-Votes
Election of Directors	Plurality of votes cast	No effect on outcome of vote

Approval of the Expected Appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending March 31, 2011	Affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting	Same effect as votes against proposal

In the past, brokers had discretion to vote in the election of directors if they did not receive instructions from the beneficial owner. Due to a change in the rules of the NYSE, the election of directors is no longer considered a “routine” matter and thus brokers no longer have this discretionary authority.

Expenses of Soliciting Proxies

The cost of soliciting proxies for the meeting will be borne by the Company. Solicitations may be made on behalf of our Board by mail, personal interview, telephone or other electronic means by officers and other employees of the Company, who will receive no additional compensation therefor. To aid in the solicitation of proxies, we have retained the firm of Georgeson Shareholder Communications, Inc., which will receive a fee of approximately $9,000, in addition to the reimbursement of out-of-pocket expenses. We will request banks, brokers, custodians, nominees, fiduciaries and other record holders to forward copies of this proxy statement to persons on whose behalf they hold shares of Common Stock and to request authority for the exercise of proxies by the record holders on behalf of those persons. In compliance with the regulations of the Securities and Exchange Commission, or “SEC,” and the NYSE, we will reimburse such persons for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners of our Common Stock.

How You Can Vote

You can vote your shares at the meeting, by telephone, over the Internet or by completing, signing, dating and returning your proxy in the enclosed envelope.

PROPOSAL NO. 1: ELECTION OF DIRECTORS AND RELATED MATTERS

General

Our Board of Directors is the ultimate decision-making body of the Company except with respect to those matters reserved to our stockholders. The primary responsibilities of our Board include:

•	the selection, compensation and evaluation of our Chief Executive Officer and oversight over succession planning;

•	oversight of our strategic planning;

•	approval of all our material transactions and financings;

•	oversight of processes that are in place to promote compliance with law and high standards of business ethics;

•	advising management on major issues that may arise; and

•	evaluating the performance of the Board and its committees, and making appropriate changes where necessary.

Members of our Board of Directors are divided into three classes based on their term of office (Class I, II and III). The directors in each such class hold office for staggered terms of three years each. At present, we have three Class I directors, three Class II directors and two Class III directors. Our Board has determined that the Board shall consist of eight directors.

The following table shows the composition of our Board after the annual meeting, assuming the election of the proposed slate of director nominees:

Class	Directors

Class I: Term expires at the 2013 annual meeting and every three years thereafter	Robert L. Clarke Frank W. Maresh Steven R. Rowley

Class II: Term expires at the 2011 annual meeting and every three years thereafter	Laurence E. Hirsch Michael R. Nicolais Richard R. Stewart

Class III: Term expires at the 2012 annual meeting and every three years thereafter	F. William Barnett David W. Quinn

Director Independence

NYSE corporate governance rules require that our Board of Directors be comprised of a majority of independent directors. Our Board of Directors has determined, upon the recommendation of our Corporate Governance and Nominating Committee, which we refer to as our “Governance Committee,” that all members of our Board of Directors, other than Mr. Rowley, are “independent” within the meaning of the independence requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and the corporate governance rules of the NYSE.

In determining that seven of our directors are “independent,” our Board of Directors considered the following facts:

•	Messrs. F. William Barnett, Robert L. Clarke, Frank W. Maresh and Richard R. Stewart have no relationship with the Company that potentially affects their independence.

•

From 1987 until his retirement in March 2002, Mr. David W. Quinn was an officer of Centex Corporation, our former parent, which we refer to as “Centex.” Because it has been over five years since his retirement as an officer of Centex and in light of the absence of any other material relationship with the Company (other than as a director of the Company), our Board of Directors has determined that Mr. Quinn has no material relationship with the Company.

•

From 1985 until his retirement in March 2004, Mr. Laurence E. Hirsch was an officer of Centex. Mr. Hirsch was also our interim Chief Executive Officer for approximately six months from April 2003 until September 2003 prior to the appointment of Mr. Rowley as Chief Executive Officer in September 2003. In addition, in the fall of 2008, Mr. Hirsch agreed to guarantee a loan that had been previously made to Mr. Rowley by a financial institution in the amount of approximately $1.8 million. Mr. Rowley’s loan is currently secured by an aggregate of 280,833 shares of our Common Stock that are owned by him. In considering the possible effect of the guarantee upon the independence of Mr. Hirsch, our Board considered the following factors: (1) the loan and the guarantee are transactions among Mr. Hirsch, Mr. Rowley and the financial institution making the loan, and the Company is not a party to and has no other involvement in such transactions; (2) given the fact that the loan is secured by shares of Common Stock held by Mr. Rowley, at the present time there appears to be a relatively small risk that Mr. Hirsch would be called upon to make any material payment in respect of this guarantee; and (3) Mr. Hirsch has advised the Board that the amount of the guarantee is not material to Mr. Hirsch. Based on these considerations and because it has been over five years since Mr. Hirsch retired from Centex or served as an officer of the Company on an interim basis, our Board determined that Mr. Hirsch has no material relationship with the Company (other than as a director of the Company).

•

Mr. Michael R. Nicolais entered into an employment relationship with a company owned by another member of our Board of Directors, Laurence E. Hirsch, in 2004. In particular, in April 2004, Mr. Nicolais accepted employment as president of Highlander Partners L.P., or “Highlander,” a private investment partnership of which Mr. Hirsch is the sole equity owner. In view of, among other things: (1) the fact that Mr. Nicolais has never served as an officer or employee of the Company or any of its parents or subsidiaries; (2) the employment relationship between Mr. Nicolais and Highlander commenced after the completion of the spin-off of the Company from Centex and after the date Mr. Hirsch retired as an executive officer and director of Centex; (3) the investment services provided by Mr. Nicolais to Highlander are largely unrelated to the Company (except to the extent that such services involve investment services relating to a portion of the shares of our Common Stock beneficially owned by Mr. Hirsch); and (4) the fact that, as described above, our Board of Directors has determined that Mr. Hirsch himself has no material relationship with the Company, our Board of Directors determined that Mr. Nicolais has no material relationship with the Company.

Nominees

Each of the nominees listed below is currently a member of our Board of Directors. Each of these nominees has been recommended for nomination by our Governance Committee (with Mr. Maresh abstaining as to his own nomination) after considering the criteria described below under the heading “Corporate Governance and Nominating Committee.” We have no reason to believe that any of the listed nominees will become unavailable for election, but if for any reason that should be the case, proxies may be voted for substitute nominees. A plurality of votes cast by the holders of our Common Stock will be required to elect the nominees for director.

Recommendation of the Board

Our Board of Directors recommends that holders of Common Stock vote “for” the election of the nominees listed below to serve as Class I directors for a three-year term ending at our 2013 annual meeting of stockholders:

Robert L. Clarke

Frank W. Maresh

Steven R. Rowley

Director Qualifications

Set forth below is information about the nominees standing for election at our 2010 annual meeting, as well as our continuing directors whose terms of office do not expire at such annual meeting. Although each of the nominees is standing for election to a three-year term, under the Company’s director retirement policy, Mr. Maresh must retire from the Board at the next annual meeting to occur after his 72nd birthday. Therefore, if elected, Mr. Maresh will retire from the Board at the 2011 annual meeting. The biographical information appearing below regarding the nominees for director and continuing directors has been furnished to us by the respective nominees and directors. Also included below is a brief description of how each individual’s experience qualifies him to serve as a director of the Company.

Nominees for Director Whose Terms Expire at our 2010 Annual Meeting (Class I Directors)

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies

Robert L. Clarke	67	1994

Mr. Clarke is a member of the Audit Committee and Compensation Committee of our Board of Directors. He was a partner in the law firm of Bracewell & Giuliani LLP (formerly known as Bracewell & Patterson) from 1971 to December 1985, returned to the firm as a partner in March 1992 and currently is a senior partner in that firm. From December 1985 to February 1992, he was Comptroller of the Currency of the United States. Mr. Clarke is also a director of First Investors Financial Services, Inc., a consumer finance company, and a director of Stewart Information Services Corporation, a land title and property information services company.

Mr. Clarke brings to the Board, the Audit Committee and the Compensation Committee extensive financial and legal experience and knowledge of corporate governance and financial oversight gained from his long legal career, his membership on the boards of other public companies and his service as Comptroller of the Currency of the U.S.

Frank W. Maresh	71	2004

Mr. Maresh is a member of the Audit Committee and the Governance Committee of our Board of Directors. Mr. Maresh is a certified public accountant and currently works as a consultant and serves as a board member for several private enterprises. He is also a prior member of the board of directors of Argo International, Inc., where he served as chairman of the audit committee, and is a member of the internal audit committee of the University of Texas at Austin. From 1993 to 1999, Mr. Maresh served on the Texas State Board of Public Accountancy, first as Chairman of the Major Case Committee and then as Chairman of the Board. Prior to joining the Texas State Board of Public Accountancy, Mr. Maresh worked for KPMG from 1962 until 1993 in a variety of capacities, including Vice Chairman of the Board of Directors of that firm’s U.S. operations, as a member of KPMG’s firm-wide management committee, as Managing Partner of the Southwestern United States region and as Managing Partner of KPMG’s Houston office. Mr. Maresh graduated from the University of Texas with a masters in professional accounting.

Mr. Maresh brings to the Board and the Audit Committee his extensive knowledge in the fields of finance and accounting, as well as audit oversight experience gained from his long career in public accounting and his membership on boards of other significant institutions.

Steven R. Rowley	57	2003

Mr. Rowley has been the Company’s President and Chief Executive Officer and a member of our Board of Directors since September 2003. Mr. Rowley is also a member of the Executive Committee of our Board of Directors. Mr. Rowley joined the Company in 1991 as a plant manager at its Nevada cement operations and subsequently became Executive Vice President of the Company’s Illinois Cement Company subsidiary in June of 1995. Mr. Rowley was named the Company’s Executive Vice President-Cement in 1998. In 2001, Mr. Rowley’s operational responsibilities were expanded to include concrete and aggregates. Mr. Rowley was the Company’s Chief Operating Officer from October 2002 until September 2003.

Mr. Rowley brings to the Board his extensive executive and operations experience in the construction products industry, including almost 20 years with the Company.

Continuing Directors Whose Terms Expire at our 2011 Annual Meeting (Class II Directors)

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies

Laurence E. Hirsch	64	1985

Mr. Hirsch is chairman of Highlander, an investment partnership. He is chairman of our Board of Directors and has served in that capacity since July 1999, and also served in that capacity from January 1994 through December 1997. He was our interim Chief Executive Officer from April 2003 through September 2003. Mr. Hirsch is a member of the Executive Committee of our Board of Directors. Until his retirement on March 31, 2004, Mr. Hirsch served Centex Corporation in various capacities, including as a director beginning in 1985, as Chief Executive Officer beginning in July 1988 and as chairman of its board of directors beginning in July 1991. Mr. Hirsch served as a director of Belo Corp. from August 1999 through January 2008. Mr. Hirsch currently serves as a director of A. H. Belo Corporation and of the Federal Home Loan Mortgage Corp. (Freddie Mac). Mr. Hirsch is also Chairman of the Center for European Policy Analysis.

Mr. Hirsch brings to the Board his extensive executive experience gained through his service as the CEO of a public company. In addition, Mr. Hirsch brings extensive knowledge of the Company through having served as our Chairman for most of the last 15 years. Mr. Hirsch also brings valuable experience as an executive officer within the construction products industry and his knowledge of corporate governance and financial oversight gained from his membership on the boards of other public companies.

Michael R. Nicolais	52	2001

In April 2004, Mr. Nicolais became president of Highlander. From August 2002 until March 2004, Mr. Nicolais served as managing director of Stephens, Inc., an investment banking firm. Prior to joining Stephens, Inc., he was a partner in the private investment firm of Olivhan Investments, L.P. from March 2001 until August 2002. From August 1986 to December 2000, he was employed by Donaldson, Lufkin & Jenrette Securities Corporation’s Investment Banking Division, most recently in the position of Managing Director and co-head of that firm’s Dallas office. Mr. Nicolais has been a member of our Board of Directors since 2001. He also serves as a member of the Compensation Committee and the Governance Committee.

Mr. Nicolais brings to the Board, the Governance Committee and the Compensation Committee his extensive knowledge of capital markets, financial analysis and financial oversight gained through his experience as an investment banker and investment manager.

Richard R. Stewart	60	2006

Mr. Stewart serves as chairman of the Compensation Committee of our Board of Directors. From 1998 until 2006 Mr. Stewart served as President and CEO of GE Aero Energy, a division of GE Power Systems and as an officer of General Electric Company. Mr. Stewart retired from General Electric in 2006. Mr. Stewart’s career at General Electric began in 1998 as a result of General Electric’s acquisition of the gas turbine business of Stewart & Stevenson Services, Inc. Mr. Stewart began his career at Stewart & Stevenson in 1972 and while at Stewart & Stevenson served in various positions including as Group President and member of the board of directors. Mr. Stewart also served as a director of Plug Power Inc. from July of 2003 to March of 2006. Mr. Stewart became a director of Kirby Corporation in 2008. Mr. Stewart holds a BBA in Finance from the University of Texas.

Mr. Stewart brings to the Board and the Compensation Committee his proven leadership and business experience as the former CEO of a manufacturing company. Mr. Stewart also brings corporate governance and compensation experience gained from membership on the boards of other public companies and as an officer with General Electric.

Continuing Directors Whose Terms Expire at our 2012 Annual Meeting (Class III Directors)

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies
F. William Barnett	63	2003

Mr. Barnett retired in 2003 from his position as a Director in the Dallas office of McKinsey & Company, Inc., an international consulting firm, after 23 years of employment, where he led the firm’s Strategy Practice. Mr. Barnett also served as a director of Papa Johns International, Inc. from 2003 until March 2009, and is an Adjunct Professor at the Yale School of Management. Mr. Barnett currently chairs our Governance Committee.

Mr. Barnett brings to the Board and the Governance Committee his corporate governance and strategy development and implementation experience gained from his long career in management consulting and his service on another board.

David W. Quinn	68	1994

Mr. Quinn has been a member of our Board of Directors since 1994. Mr. Quinn is the chairman of the Audit Committee of our Board of Directors. He previously served as a director of Centex from 1996 until its merger with Pulte in 2009, as Vice Chairman of the Board of Directors of Centex from May 1996 to March 2002, as Executive Vice President of Centex from February 1987 to May 1996, and Chief Financial Officer of Centex from February 1987 until June 1997 and again from October 1997 until May 2000.

Mr. Quinn brings to the Board and the Audit Committee his extensive management, financial and audit experience gained from his 17 years as CFO and/or Vice Chairman of the Company’s former parent company and through prior experience with a major accounting firm. Mr. Quinn also brings corporate governance experience gained from membership on the boards of other public and private companies.

Board Meetings and Attendance Records

During the Company’s fiscal year ended March 31, 2010, our Board of Directors held four regularly scheduled meetings and two special meetings. During such fiscal year, all of the incumbent directors attended at least 75% of the meetings of the Board and the committees of the Board on which they served. In accordance with our informal policy, we anticipate that all continuing directors and nominees will attend our 2010 annual stockholders meeting. All but one of our directors attended our 2009 annual meeting. We strongly encourage all directors to attend our stockholder meetings. Our non-employee directors (which currently constitute all our directors, except for Mr. Rowley) meet immediately after all Board meetings without management present. Mr. Hirsch presides at all executive sessions of the non-employee directors.

BOARD COMPENSATION

Board compensation is generally set for the next 12 months at our Board of Directors meeting following our annual meeting of stockholders. In August 2009, our Board of Directors approved the same compensation levels paid last year by adopting a director compensation structure in which directors who are not employees of the Company or any of our subsidiaries received compensation for their services during the next 12 months (for the period from August 2009 through July 2010) by electing one of the following two compensation package alternatives: (1) total compensation valued at $150,000 per year, of which $75,000 is paid in cash and the remainder is provided in the form of an equity grant valued at $75,000; or (2) an equity grant valued at $170,000. The equity grant under either alternative is comprised of options to purchase Common Stock. In accordance with the terms of the Eagle Materials Inc. Incentive Plan, the exercise price of stock options is set at the average of the high and low price of the Common Stock on the NYSE on the date of grant. The number of option shares is determined as of the date of grant by using the Black-Scholes method. All options are fully exercisable when granted and have a seven-year term.

Non-employee directors who chair committees of the Board of Directors receive additional annual compensation. The Governance Committee Chair receives a fee of $10,000 per year. The chairs of the Audit Committee and the Compensation Committee each receive a fee of $15,000 per year. The Chairman of the Board receives a fee of $50,000 per year. Chairpersons who elect to receive all Board compensation in the form of equity may also elect to receive this additional compensation in the form of options to purchase Common Stock, in which case a 26.67% premium is added to such fees when valuing the number of options to be received by such chairperson.

If directors hold restricted stock units, which we refer to as “RSUs,” granted as part of director compensation in prior fiscal years (which includes all directors other than Richard Stewart), these directors will receive dividend equivalent units as and when the Company issues a cash dividend on the Common Stock in accordance with the terms of the RSUs.

All directors are reimbursed for reasonable expenses of attending meetings.

Non-Employee Director Compensation for Fiscal Year 2010

The table below summarizes the compensation paid by the Company to our non-employee directors for the fiscal year ended March 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
F. William Barnett(2)	—	—	$182,674	—	—	—	$182,674
Robert L. Clarke(3)	—	—	$170,000	—	—	—	$170,000
O.G. Dagnan(4)	—	—	—	—	—	—	—
Laurence E. Hirsch(5)	—	—	$233,342	—	—	—	$233,342
Frank W. Maresh(6)	$75,000	—	$75,004	—	—	—	$150,004
Michael R. Nicolais(6)	$75,000	—	$75,004	—	—	—	$150,004
David W. Quinn(7)	—	—	$189,006	—	—	—	$189,006
Richard R. Stewart(8)	$90,000	—	$75,004	—	—	—	$165,004

(1)	The amounts in this column reflect the value of option awards made to the directors in the fiscal year ended March 31, 2010 and are consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, refer to footnote (I) to the Company’s audited financial statements for the fiscal year ended March 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on May 28, 2010, or “Fiscal 2010 Form 10-K”.

(2)	Mr. Barnett is the Chair of the Governance Committee. He elected to receive 100% of his director compensation fiscal 2010 in the form of equity (including his chairperson fee).

(3)	Mr. Clarke elected to receive 100% of his director compensation for fiscal 2010 in the form of equity.

(4)	Mr. Dagnan retired as a director effective August 6, 2009.

(5)	Mr. Hirsch elected to receive 100% of his director compensation for fiscal 2010 in the form of equity (including his Chairman of the Board fee).
(6)	Messrs. Maresh and Nicolais elected to receive 50% of their director compensation for fiscal 2010 in the form of equity and 50% in cash.

(7)	Mr. Quinn is the Chair of the Audit Committee. He elected to receive 100% of his director compensation for fiscal 2010 in the form of equity (including his chairperson fee).

(8)	Mr. Stewart is the Chair of the Compensation Committee. He elected to receive 50% of his director compensation for fiscal 2010 in the form of equity and 50% in the form of cash. Mr. Stewart also elected to receive his committee chairperson fee in cash.

The following chart shows the number of outstanding stock options and RSUs held by each director as of March 31, 2010.

Name	Stock Options(1)	RSUs(2)
F. William Barnett	88,611	8,195
Robert L. Clarke	66,743	8,195
O.G. Dagnan(3)	50,054	—
Laurence E. Hirsch	100,360	10,633
Frank W. Maresh	32,826	3,604
Michael R. Nicolais	62,625	3,604
David W. Quinn	72,926	6,114
Richard R. Stewart	23,026	—

(1)	All of these stock options are fully exercisable.

(2)

The RSUs granted to non-employee directors are vested in full on the date of grant but are not payable until the non-employee director’s service on the board terminates because of the director’s death or the director’s retirement in accordance with the

Company’s director retirement policy, or under such circumstances as are approved by the Compensation Committee. The number of RSUs reflected in this column includes the following aggregate accrued dividend equivalent units, which are paid to holders of our RSUs at any time we pay a cash dividend on our Common Stock: Mr. Barnett – 683 RSUs; Mr. Clarke – 683 RSUs; Mr. Hirsch – 890 RSUs; Mr. Maresh – 304 RSUs; Mr. Nicolais – 304 RSUs; and Mr. Quinn – 492 RSUs.

(3)	Mr. Dagnan retired as a director effective August 6, 2009, at which time his then-outstanding RSUs were paid to him in the form of shares of our Common Stock.

Board Leadership Structure and Role in Risk Oversight

The positions of Chairman of the Board and CEO are performed by two different persons. The Board believes that the separation of the two positions allows each of the Chairman and the CEO to concentrate on the core aspects and responsibilities associated with each title. For instance, Mr. Rowley, our CEO, focuses on the day-to-day operation of the Company’s businesses and participates in both operational and long-term strategy and development. In the same way, Mr. Hirsch, the Chairman, oversees the Company’s general strategic direction and leads and manages the Board. At this time, the Company believes that separating the Chairman and CEO positions enhances the independence of the Board, provides independent business counsel for our CEO and facilitates discussion among Board members.

As part of its primary risk management function, the Audit Committee oversees the preparation by management of a risk report on a quarterly basis. However, our entire Board of Directors is also charged with, and actively involved in, identifying, evaluating and managing risks on behalf of the Company, and the Board undertakes to hold discussions on these topics with management and the Audit Committee throughout the year. Further, the independent directors address risk management in executive sessions without management present. As appropriate in the context of their chartered roles, the Board’s other committees also perform risk management and oversight activities during the year.

Board Committees

The standing committees of our Board of Directors include the Audit Committee, the Compensation Committee, the Governance Committee and the Executive Committee. The following table lists the chairpersons and members of each committee as of March 31, 2010, and the number of meetings held by each committee during the fiscal year ended March 31, 2010:

Director	Audit	Compensation	Governance	Executive
F. William Barnett			Chair
Robert L. Clarke	Member	Member
Laurence E. Hirsch				Chair
Frank W. Maresh	Member		Member
Michael R. Nicolais		Member	Member
David W. Quinn	Chair
Steven R. Rowley				Member
Richard R. Stewart		Chair
Number of Meetings in Fiscal 2010	9	7	4	2(1)

(1)	Includes action by unanimous written consent on one occasion.

Audit Committee

Our Board has a standing Audit Committee, composed of three independent directors. Our Audit Committee assists the Board in fulfilling its responsibility to oversee the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors and the performance of our internal audit function and independent auditors. Our Audit Committee is governed by an amended and restated Audit Committee charter, a copy of which may be viewed on our website at www.eaglematerials.com and will be provided free of charge upon written request to our Secretary at our principal executive office.

Our Board has determined that each member of our Audit Committee is independent within the meaning of applicable (1) corporate governance rules of the NYSE and (2) the requirements set forth in the Exchange Act and the applicable SEC rules. In addition, our Board has determined that each member of our Audit Committee satisfies applicable NYSE standards for financial literacy and that, based on his auditing and financial experience, including over thirty (30) years with KPMG, Mr. Maresh is an “audit committee financial expert” within the meaning of the rules of the SEC.

Unless otherwise determined by the Board, no member of our Audit Committee may serve as a member of an audit committee of more than two other public companies.

The following are key functions and responsibilities of our Audit Committee:

•

to select, appoint, compensate, evaluate, retain and oversee the independent auditors engaged for purposes of preparing or issuing an audit report or related work or performing other audit, review, or attest services for us;

•

to obtain and review, at least annually, a formal written statement from our independent auditors describing all relationships between our auditors and the Company and engage in a dialogue with our auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors and to recommend appropriate action in response to the reports to our Board;

•

to pre-approve all audit engagement fees and terms and all permissible non-audit services provided to us by our independent auditors, in accordance with the committee’s policies and procedures for pre-approving audit and non-audit services;

•

to establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	to discuss our annual audited financial statements, quarterly financial statements and other significant financial disclosures with management and our independent auditors;

•

to discuss with management the types of information to be disclosed and the types of presentations to be made in our earnings press releases, as well as the financial information and earnings guidance we provide to analysts and rating agencies;

•	to annually review and assess the performance of the Audit Committee and the adequacy of its charter;

•	to discuss policies with respect to risk assessment and risk management; and

•	to prepare the report that is required to be included in our annual proxy statement regarding review of financial statements and auditor independence.

Our Audit Committee’s report on our financial statements for the fiscal year ended March 31, 2010 is presented below under the heading “Audit Committee Report.”

Our Audit Committee meets separately with our independent auditors and with members of our internal audit staff outside the presence of the Company’s management or other employees to discuss matters of concern, to receive recommendations or suggestions for change and to exchange relevant views and information.

Compensation Committee

Our Board’s Compensation Committee is composed of independent directors who meet the corporate governance standards of the NYSE, qualify as “non-employee directors” within the meaning of Rule 16b-3(b)(3) of the Exchange Act and as “outside directors” within the meaning of the Internal Revenue Code. Under its amended and restated charter, which you may review on our web site at www.eaglematerials.com (and a copy of which will be provided to you free of charge upon written request to our Secretary at our principal executive office), the primary purposes of our Compensation Committee are to assist the Board in discharging its responsibilities relating to compensation of our Chief Executive Officer and other senior executives and to direct the preparation of the reports regarding executive compensation that the rules of the SEC require to be included in our annual proxy statement. The Compensation Committee is authorized to hire outside advisors. For additional information regarding outside advisors engaged by the Compensation Committee, please see “Compensation Discussion and Analysis” beginning on page 14 of this proxy statement.

The following are key functions and responsibilities of our Compensation Committee:

•

to periodically review and make recommendations to our Board as to our general compensation philosophy and structure, including reviewing the compensation programs for senior executives and all of our benefit plans to determine whether they are properly coordinated and achieve their intended purposes;

•

to annually review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate his or her performance as measured against such goals and objectives and to set the salary and other cash and equity compensation for our Chief Executive Officer based on such evaluation;

•

to review and, after the end of the fiscal year and in consultation with our Chief Executive Officer, approve the compensation of our senior executive officers who are required to make disclosures under Section 16 of the Exchange Act, who we refer to as our “senior executive officers”;

•	to administer the Company’s compensation plans for which it is named as plan administrator, including our Incentive Plan;

•	to report on compensation policies and practices with respect to our executive officers as required by SEC rules; and

•	to review and assess the performance of the Compensation Committee and the adequacy of its charter annually and recommend any proposed changes to the Board.

In accordance with the terms of our Incentive Plan, the Compensation Committee has delegated to the Special Situation Stock Option Committee (whose sole member is our CEO) the authority to grant time-vesting stock options in special circumstances. Under this authorization, the Special Situation Stock Option Committee may grant stock options to newly-hired employees and newly-promoted employees. This authority, which expires on May 31, 2011, is limited to an aggregate of 60,000 option shares, no one individual may receive more than 30,000 option shares, and the CEO may not receive options pursuant to this authority. Stock options granted under this delegation of authority vest 20% per year commencing on the first anniversary of the grant date. During fiscal 2009 no stock options were granted to employees under this authority.

Our Compensation Committee’s report for the fiscal year ended March 31, 2010 is presented below under the heading “Compensation Committee Report” beginning on page 14 of this proxy statement.

Our Compensation Committee meets as often as it deems appropriate, but no less than twice per year.

Governance Committee

Our Board’s Governance Committee is composed of independent directors who meet the corporate governance standards of the NYSE. The primary purposes of this committee are: (1) to advise and counsel our Board and management regarding, and oversee our governance, including our Board’s selection of directors; (2) to develop and recommend to the Board a set of corporate governance principles for the Company; and (3) to oversee the evaluation of our Board and management. Our Governance Committee has adopted a written charter, which you may review on our web site at www.eaglematerials.com and will be provided free of charge upon written request to our Secretary at our principal executive office. Our Board has also adopted Corporate Governance Guidelines, a copy of which may be viewed on our website at www.eaglematerials.com and which will be provided free of charge upon written request to our Secretary at our principal executive office.

The following are certain key functions and responsibilities of our Governance Committee:

•	to develop, periodically review and recommend a set of corporate governance guidelines for the Company to the Board;

•	to periodically review corporate governance matters generally and recommend action to the Board where appropriate;

•	to review and assess the adequacy of its charter annually and recommend any proposed changes to our Board for approval;

•	to monitor the quality and sufficiency of information furnished by management to our Board;

•	to actively seek, recruit, screen, and interview individuals qualified to become members of the Board, and consider management’s recommendations for director candidates;

•	to evaluate the qualifications and performance of incumbent directors and determine whether to recommend them for re-election to the Board;

•	to establish and periodically re-evaluate criteria for Board membership;

•	to recommend to the Board the director nominees for each annual stockholders’ meeting; and

•	to recommend to the Board nominees for each committee of the Board.

The Governance Committee initiates and oversees an annual evaluation of the effectiveness of the Board and each committee, as well as the composition, organization (including committee structure, membership and leadership) and practices of the Board. Part of the Governance Committee’s self-evaluation process involves an assessment of the effectiveness of the Company’s corporate governance policies, which includes the Company’s policies surrounding diversity.

Among the criteria the Governance Committee uses in evaluating the suitability of individual nominees for director (whether such nominations are made by management, a stockholder or otherwise) are their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties and the likelihood that he or she will be able to serve on the Board for a sustained period. In connection with the selection of nominees for director, the Governance Committee gives due consideration to diversity in perspectives, backgrounds, business experiences, professional expertise, gender and ethnic background among the Board members.

Members of the Governance Committee, other members of the Board or executive officers may, from time to time, identify potential candidates for nomination to our Board. All proposed nominees, including candidates recommended for nomination by stockholders in accordance with the procedures described below, will be evaluated in light of the criteria described above and the projected needs of the Board at the time. As set forth in its charter, the Governance Committee may retain a search firm to assist in identifying potential candidates for nomination to the Board of Directors.

Our Governance Committee will consider candidates recommended by stockholders for election to our Board. A stockholder who wishes to recommend a candidate for evaluation by our Governance Committee should forward the candidate’s name, business or residence address, principal occupation or employment and a description of the candidate’s qualifications to the Chairman of the Governance Committee at the following address: Eagle Materials Inc., Attention: Secretary, 3811 Turtle Creek Boulevard, Suite 1100, Dallas, Texas 75219-4487.

Our Bylaws provide that, to be considered at the 2011 annual meeting, stockholder nominations for the Board of Directors must be submitted in writing and received by our Secretary at the executive offices of the Company during the period beginning on February 5, 2011 and ending May 6, 2011, and must contain the information specified by and otherwise comply with the terms of our Bylaws. Any stockholder wishing to receive a copy of our Bylaws should direct a written request to our Secretary at the Company’s principal executive offices.

No nominees for election to the Board at our 2010 annual meeting of stockholders were submitted by stockholders or groups of stockholders owning more than 5% of our Common Stock.

Executive Committee

The principal function of our Board’s Executive Committee is to exercise all of the powers of the Board to direct our business and affairs between meetings of the Board, except that the Executive Committee may not amend our Certificate of Incorporation or Bylaws, adopt an agreement of merger or consolidation under Delaware law, recommend the sale of all or substantially all of our assets or recommend the dissolution of the Company or the revocation of a dissolution. In addition, unless authorized by resolution of our Board of Directors, the Executive Committee may not declare a dividend, authorize the issuance of stock or adopt a certificate of ownership and merger under Delaware law.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee had a relationship during the fiscal year ended March 31, 2010 that requires disclosure as a Compensation Committee interlock.

How to Contact Our Board

Shareholders and other interested parties can communicate directly with our Board, a committee of our Board, our independent directors as a group, our Chairman of the Board or any other individual member of our Board by sending the communication to Eagle Materials Inc., 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487, to the attention of the director or directors of your choice (e.g., “Attention: Chairman of the Board of Directors” or “Attention: All Independent Directors,” etc.). We will relay communications addressed in this manner as appropriate. Communications addressed to the attention of the entire Board are forwarded to the Chairman of the Board for review and further handling.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following list sets forth the names, ages as of the date of this proxy statement and principal occupations of each person who was an executive officer of the Company during the fiscal year ended March 31, 2010 and who is not also a member of our Board. Except as noted below, all of these persons have been elected to serve until the next annual meeting of our Board or until their earlier resignation or removal.

Name	Age	Title

D. Craig Kesler	34	Executive Vice President – Finance and Administration and Chief Financial Officer (has held current office since August 2009; Vice President – Investor Relations and Corporate Development from September 2005 through August 2009; Audit Manager of Ernst & Young LLP from April 2002 through September 2005).

Robert S. Stewart	56	Executive Vice President – Strategy, Corporate Development and Communications (has held current office since August 2009; Senior Vice President of Centex Corporation from 2000 through August 2009).

Gerald J. Essl	60	Executive Vice President – Cement/Aggregates and Concrete (has held current office since January 2003; President of Texas Lehigh Cement Company from 1985 through December 2002).

James H. Graass	52	Executive Vice President, General Counsel and Secretary (Executive Vice President and General Counsel since November 2000; Mr. Graass was named Secretary of the Company in July 2001).

David B. Powers	60

Executive Vice President – Gypsum and President of American Gypsum Company

(has held current office since January 2005; Executive Vice President – Marketing, Sales and Distribution of American Gypsum Company from June 2002 through December 2004; Vice President, Customer Service of USG Corporation from 2000 through 2002; Vice President, Specialty Products and Architectural Systems Business of USG Corporation from 1998 through 2000).

William R. Devlin	44

Senior Vice President, Controller and Chief Accounting Officer

(has held current office since August 2009; Vice President and Controller from October 2005 through August 2009; Director of Internal Audit from September 2004 through September 2005; Senior Manager of PricewaterhouseCoopers LLP from July 1999 through August 2004).

Mark V. Dendle	42	Executive Vice President – Finance and Administration and Chief Financial Officer (held office from June 2008 until June 12, 2009) (resigned effective June 12, 2009).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Richard R. Stewart, Chairman

Robert L. Clarke

Michael R. Nicolais

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is intended to provide investors with a more complete understanding of our compensation policies and decisions during fiscal 2010 for the following persons who were “Named Executive Officers” for all or part of such fiscal year:

Steven R. Rowley	President and Chief Executive Officer

D. Craig Kesler	Executive Vice President – Finance and Administration and Chief Financial Officer (since August 21, 2009)

Robert S. Stewart	Executive Vice President – Strategy, Corporate Development and Communications (since August 21, 2009)

Gerald J. Essl	Executive Vice President – Cement/Aggregates and Concrete

William R. Devlin	Senior Vice President – Controller and Chief Accounting Officer (since August 21, 2009)

Mark V. Dendle	Executive Vice President – Finance and Administration and Chief Financial Officer (through his resignation effective June 12, 2009)

Our executive compensation and benefits programs are designed to create stockholder value by attracting, motivating and retaining senior executives who can make significant contributions to the growth and development of our business. The Compensation Committee has a key role in ensuring that the compensation and benefits we provide to our executives will lay the groundwork for the achievement of our strategic objectives.

During fiscal 2010, the Company continued to experience difficult economic conditions, which materially affected our business and results of operations. The United States experienced a pronounced recession from December 2007 through approximately the end of the second quarter of 2009. As a result of the continuing effects of the recent recession and adverse conditions the U.S. residential construction and commercial construction markets continued to operate at very low levels in fiscal 2010, resulting in significantly reduced demand for gypsum wallboard on a national and regional basis. Furthermore, U.S. demand for cement declined during calendar year 2009 as a result of, among other things, reduced residential and commercial construction activity and decreases in funding available for infrastructure projects. These developments negatively impacted our operating results and share price during fiscal 2010.

Compensation Philosophy

Our compensation philosophy is based on the principles that executive compensation should:

•	Align the interests of our executives with those of our stockholders,

•	Reflect our performance as well as the executive’s individual performance,

•	Motivate management to achieve our operational and strategic goals,

•	Encourage ownership of our Common Stock, and

•	Maintain the competitiveness of our total compensation so that we are able to attract, retain and motivate highly qualified, energetic and talented executives.

We believe that a significant portion of an executive’s compensation should be “at risk” – that is, dependent upon (a) our financial and operational performance, (b) the individual’s performance, and (c) with respect to equity grants, the performance of our share price. The key features of our executive compensation program include the following:

(1)	We seek to align the interests of executives with those of our stockholders by:

•	Creating a direct and substantial link between the executive’s annual cash incentive bonus and our annual operating earnings,

•	Structuring long-term compensation as equity awards, so that executives have an appropriate incentive to contribute to the creation of long-term stockholder value, and

•	Requiring executives to meet stock ownership guidelines that will result in each executive holding a meaningful equity stake in the Company.

(2)	We seek to encourage improved performance by:

•	Basing our annual incentive bonus on both our earnings and individual performance, and

•	Tying the vesting of our equity-based awards to the achievement of such financial and operating goals.

To achieve our compensation objectives for fiscal 2010, our executive compensation program used a combination of short-term and long-term elements: (1) annual salary, (2) annual incentive bonus, and (3) long-term incentive compensation in the form of stock options and restricted stock. Each element is discussed more fully below under the heading “Elements of Executive Compensation.”

We do not currently have employment agreements or change-in-control agreements with any Named Executive Officer; however, under the terms of our award agreements, unvested equity awards become fully vested and exercisable in the event of a change in control. See “Change of Control Benefits” below.

Role of the Compensation Committee and Management in Executive Compensation

Our Compensation Committee has certain duties and responsibilities relating to the compensation of the CEO and the other senior executive officers. See “Board Committees — Compensation Committee” above. The senior executive officers include all of the Named Executive Officers. In particular, the Compensation Committee is charged with the responsibility to:

•	Review and make recommendations regarding our general compensation philosophy and structure,

•	Annually review and approve corporate goals and objectives relevant to the compensation of our CEO,

•	Evaluate our CEO’s performance in light of such goals and objectives,

•	Set the salary and other cash and equity compensation for our CEO based on such evaluation,

•	Review and approve the compensation of our other senior executive officers,

•	Administer each of our plans for which our Compensation Committee has administrative responsibility,

•

Grant cash awards (including annual incentive bonuses) under our annual bonus programs and equity awards (including options, restricted stock and restricted stock units) under our Incentive Plan to our officers and other key employees,

•	Review and recommend to the Board the compensation of our non-employee directors, and

•	Recommend to the Board stock ownership guidelines for our executive officers.

The Compensation Committee consists solely of directors who are independent under the NYSE listing standards and Section 162(m) of the Internal Revenue Code, and who are “non-employee directors” under Rule 16b-3 of the Exchange Act. The Compensation Committee is authorized to hire such outside advisors as it deems appropriate. The Compensation Committee’s charter may be found in the “Investor Relations” section of our website www.eaglematerials.com.

The Compensation Committee sets compensation for the Named Executive Officers on an annual basis. In general, the process for setting compensation involves the following steps:

•

As early as practicable after the beginning of each fiscal year, the Compensation Committee determines (1) the salary of each Named Executive Officer for such fiscal year, (2) the size of the annual incentive bonus pools based on operating earnings in which the Named Executive Officers will have the opportunity to participate during such year and the percentage of the pool assigned to each Named Executive Officer, (3) whether the Compensation Committee will make any long-term incentive compensation awards in such fiscal year and (4) if the Compensation Committee decides to make long-term compensation awards for such fiscal year, the nature of and terms applicable to such awards, including the form any such awards will take (e.g., options or restricted stock), the individual long-term compensation potential for awards to be made to each Named Executive Officer, the performance or time vesting criteria that will apply to any such awards, and the exercise or payment schedules that will apply to any such awards if the performance criteria are satisfied. For fiscal 2010, the Compensation Committee made these determinations at meetings held in April, May and August 2009.

•

After the end of the fiscal year, the Compensation Committee (1) approves the calculation of operating earnings used for purposes of determining annual incentive bonus potential, (2) determines the extent to which the performance criteria for the prior fiscal year applicable to any long-term incentive awards were satisfied, and (3) determines the amount of the downward adjustment, if any, to be made to the annual incentive bonus payment to each Named Executive Officer based on individual performance.

Our CEO, Mr. Rowley, participates to a certain extent in the administration of our compensation program for our Named Executive Officers (other than himself). At the end of each fiscal year, Mr. Rowley provides input to the Compensation Committee on the performance of each of the other Named Executive Officers and recommends compensation adjustments (salary adjustments, adjustments to annual incentive bonus levels for the recently completed fiscal year, and annual incentive bonus levels for the current fiscal year) and, if applicable, long-term incentive award levels for such Named Executive Officers. Mr. Rowley also provides input on the structure of our long-term incentive awards (if any) for such Named Executive Officers, including the long-term incentive award levels and the performance or other criteria that determine vesting and other terms and conditions applicable to the awards. The Compensation Committee considers Mr. Rowley’s input, along with other information presented by its compensation consultants or otherwise available to it, in making its final compensation decisions with respect to the Named Executive Officers.

Benchmarking

In light of the difficult market conditions in each of the Company’s businesses, the Compensation Committee elected to freeze fiscal 2010 salaries for our executives at fiscal 2009 levels. Similarly, the Compensation Committee elected to maintain the percentages of Company EBIT and divisional operating earnings used to fund our annual incentive bonus pools at fiscal 2009 levels. The Compensation Committee did not anticipate making any long-term incentive awards during fiscal 2010, except in the case of new hires, promotions or other special circumstances. For these reasons, the Compensation Committee determined that it would not be necessary for it to obtain a new benchmarking study from Mercer Human Resources Consulting in connection with the setting of fiscal 2010 compensation levels.

In fiscal 2009 and prior fiscal years, the Compensation Committee engaged Mercer to compare our total compensation (salary, incentive bonus and long-term compensation) to a peer group of companies in the construction materials business, which we refer to as our direct peer group, and a supplemental peer group of manufacturing companies with similar market values, which we refer to as our supplemental peer group.

The fiscal 2009 direct peer group was selected from companies within the construction materials sector by the Compensation Committee with input from Mercer and our management. Included in the direct peer group were companies from each of our operating segments (wallboard, cement, concrete and aggregates, and paper), but none of the direct peers operates in all of our segments. A list of the companies included in the direct peer group is included on page 15 of the proxy statement for the 2009 annual meeting of our stockholders, which was filed with the SEC on June 26, 2009.

Because there are a limited number of publicly-traded direct competitors in the construction materials sector and because most of the companies in the direct peer group have larger revenues than we do, for fiscal 2009 the Compensation Committee, in conjunction with Mercer, also selected a supplemental peer group of manufacturing companies with market values similar to our company. In particular, the supplemental peer group used for the Mercer study includes the companies in the direct peer group as well as publicly-traded companies that conduct a wide range of manufacturing activities in the United States and have market capitalizations ranging from $40 million to $7.8 billion. A list of the companies included in the supplemental peer group is included on page 15 of the proxy statement for the 2009 annual meeting of our stockholders.

For purposes of setting executive compensation for fiscal 2009, the Compensation Committee focused most of its attention on the direct peer group and looked to the supplemental peer group to provide a basis for testing the determinations based on the direct peer group analysis. For information regarding the use of this study by the Compensation Committee in setting compensation for fiscal 2009, please see pages 15-17 of the proxy statement for the 2009 annual meeting of our stockholders.

Senior Executive Changes

Mark V. Dendle resigned from his position as Executive Vice President – Finance and Administration and Chief Financial Officer effective June 12, 2009. In connection with Mr. Dendle’s resignation and in light of Mr. Dendle’s contributions to the Company, the Compensation Committee approved the continued payment of Mr. Dendle’s salary for the six (6) month period following the effective date of his resignation (an aggregate of $200,000). See our Current Report on Form 8-K filed with the SEC on May 11, 2009.

Effective August 21, 2009, the Executive Committee of the Board of Directors:

•

Promoted D. Craig Kesler to Executive Vice President – Finance and Administration and Chief Financial Officer. Mr. Kesler had been the Company’s Vice President – Investor Relations and Corporate Development since September 2005.

•	Appointed Robert S. Stewart as Executive Vice President – Strategy, Corporate Development and Communications. Mr. Stewart was formerly a Senior Vice President at Centex Corporation.

•	Promoted William R. Devlin to Senior Vice President – Controller and Chief Accounting Officer. Mr. Devlin had been the Company’s Vice President and Controller since October 2005.

Elements of Executive Compensation

In addition to the health benefit plans and programs generally available to all employees, our executive compensation program includes the following elements:

•	Base salary

•	Annual incentive bonus

•	Long-term incentive compensation

•	Supplemental Executive Retirement Plan (SERP)

•	Salary continuation plan

Base Salary

Salaries of the Named Executive Officers are generally reviewed annually as well as at the time of a promotion or significant change in responsibilities. In recent years, the Compensation Committee has targeted base salaries of the Named Executive Officers to be between the 25th percentile and the median salary levels for equivalent positions at the companies reviewed in the direct peer group. Other considerations that may influence the salary level for a Named Executive Officer include individual performance, the Named Executive Officer’s skill or experience, our operating performance and the nature and responsibilities of the position.

As noted above, in light of the significant and broad-based recession in the United States and, in particular, the contraction of residential and commercial construction activities and the construction materials business, the Committee determined in April 2009 not to increase the salaries for any of the persons who were Named Executive Officers in fiscal 2009 and would continue to serve in such capacity for fiscal 2010.

In August 2009, in connection with their promotions and changed responsibilities, the Compensation Committee increased the individual base salaries for Messrs. Kesler and Devlin to $250,000. In setting these increased salary levels, the Compensation Committee considered the following factors:

•	the new levels reflected the increased responsibilities of their new positions, their depth of experience in their areas of responsibility and previous performance;

•	the new salary levels were consistent with the internal salary structure applicable to our executives generally; and

•	the salaries were within the targeted percentiles of the direct peer group described above.

In connection with his appointment in August 2009, the Compensation Committee also set Robert Stewart’s salary at $350,000. In establishing Robert Stewart’s total compensation (including base salary), the Committee’s objective was to provide a total competitive compensation package (composed of salary, annual incentive compensation and long-term compensation) sufficient to attract and retain him while at the same time integrating him into, and maintaining consistency with, the Company’s existing compensation structure.

Annual Incentive Bonus

The Compensation Committee is responsible for approving the annual incentive bonus for our CEO and the other Named Executive Officers. Annual incentive bonuses paid to our Named Executive Officers for fiscal 2010 were made under (1) the Eagle Materials Inc. Salaried Incentive Compensation Program for Fiscal Year 2010, which we refer to as the Eagle Annual Incentive Program, (2) annual incentive compensation programs for fiscal 2010 established for particular operating divisions of the Company, which we refer to as Divisional Annual Incentive Bonus Programs, and (3) the Eagle Materials Inc. Special Situation Program for Fiscal Year 2010, which we refer to as the SSP. In general, the Named Executive Officers whose responsibilities extend to the

Company as a whole (Messrs. Rowley, Kesler and Stewart) participate in the Eagle Annual Incentive Program, and the Named Executive Officer whose responsibilities relate primarily to a particular operating division (Mr. Essl) participates in relevant Divisional Annual Incentive Bonus Programs. Mr. Devlin does not participate in the above programs, and any bonus he receives is paid from the SSP. All of our Named Executive Officers are eligible to participate in the SSP. These programs were structured to create financial incentives and rewards that are directly related to corporate performance and the participating Named Executive Officer’s individual performance during the fiscal year. Due to his resignation effective June 12, 2009, Mr. Dendle did not participate in an annual incentive program during fiscal 2010.

The Compensation Committee believes these programs are consistent with our compensation philosophy in that they place a significant portion of the executive’s compensation “at risk.” Generally, under these programs, a significant portion of the executive’s total compensation is dependent upon the performance of the Company (or our operating divisions) as well as the individual’s performance. The Company’s annual incentive bonus programs also reflect the Committee’s philosophy of aligning the interests of our executives with those of the shareholders. These programs create this alignment by providing that an officer’s annual bonus potential varies directly with our annual consolidated earnings before interest and taxes, which we refer to as EBIT (in the case of the Eagle Annual Incentive Plan) or the operating earnings of a division (in the case of a Divisional Annual Incentive Bonus Program). Although individual performance and achievement of goals (as discussed in more detail below under “Annual Performance Evaluation”) affect the actual incentive bonus amount, our programs are structured in such a way that the executive officer’s incentive bonus potential can vary considerably as earnings change from year to year. For example, the maximum bonus potential for Mr. Rowley (a participant in the Eagle annual incentive program) decreased 63% from fiscal 2008 to fiscal 2010, as a result of the decline in Eagle’s earnings. Similarly, the maximum bonus potential for Mr. Essl (a participant in two of our divisional incentive programs) decreased 54% from fiscal 2008 to fiscal 2010, as a result of the decline in his divisions’ earnings.

Eagle Annual Incentive Program

For fiscal 2010, Messrs. Rowley, Kesler and Stewart were participants in the Eagle Annual Incentive Program. Under this program, during the first quarter of each fiscal year, a percentage of our EBIT is designated by the Compensation Committee as a pool for bonuses, and each participating Named Executive Officer is assigned a share of such pool, representing the executive’s maximum bonus opportunity. At the end of the fiscal year, the size of the pool is determined, based on the amount of EBIT generated during such fiscal year, and annual incentive bonuses are paid to each participating executive in the form of a lump sum cash payment reflecting his share of the pool, subject to the exercise of negative discretion by the Compensation Committee based on the executive’s individual performance during the fiscal year. In general, the amount of the annual incentive bonus paid to an executive is based on the level of our EBIT, the share of the pool designated for such executive, and an assessment of such executive’s individual performance.

In the first quarter of fiscal 2010, the Compensation Committee approved the designation of 1.2% of EBIT for annual incentive bonuses for all executives participating in the Eagle Annual Incentive Program, including the Named Executive Officers. The Compensation Committee has set the percentage of EBIT at 1.2% for several years. The bonus pool is not subject to a separate cap or maximum, but is merely a function of multiplying the pre-determined percentage by our EBIT for the applicable fiscal year. Based on this calculation, the aggregate amount available for the Eagle Annual Incentive Program for fiscal 2010 was $729,083, which was not quantifiable until the end of fiscal 2010 and includes amounts available for payment to officers and employees other than the Named Executive Officers. For comparison purposes, the aggregate pool available for payment under such program for fiscal 2009 was $1,093,233. The significant reduction in the amount of the pool in fiscal 2010 was due to a 33% decline in our EBIT, which is attributable in large part to the adverse market conditions in which the Company operated as described above. In deciding to keep the percentage of EBIT which would fund the pool for the Eagle Annual Incentive Program the same as the prior year, the Compensation Committee considered several factors, including the anticipated EBIT for fiscal 2010, which the Compensation Committee anticipated would be significantly less than in fiscal 2009.

In May 2009, the Compensation Committee set the annual incentive bonus potential for the participants in the Eagle Annual Incentive Program. In allocating the pool, the Compensation Committee did not rely on mathematical formulas or apply any specific quantitative performance measures. Rather, the Compensation Committee’s determination was based on Mr. Rowley’s recommendation for each participant (other than himself), the relative compensation payable to executives in other companies who fulfill similar roles as illustrated in the fiscal 2009 benchmarking study prepared by Mercer and the share of the pool historically allocated to officers in such roles by the Company, as well as the Compensation Committee’s assessment of the executive’s importance and contribution to the organization, the executive’s importance in driving the achievement of Company goals and profitability, and the executive’s level of responsibility. The Compensation Committee set the bonus potential for the Named Executive Officers as follows:

•	Mr. Rowley’s annual incentive bonus potential was set at 40% of the bonus pool.

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The CFO position’s (open at that time, as Mr. Dendle had recently notified the Company of his intent to resign effective June 12, 2009) annual incentive bonus potential was set at 15% of the bonus pool.

•	Mr. Kesler’s (at the time Vice President—Investor Relations and Corporate Development) annual incentive bonus potential was set at 5% of the pool.

In August 2009, in connection with the promotion of Mr. Kesler and the hiring of Robert Stewart, Mr. Rowley recommended to the Compensation Committee the share of the pool for Messrs. Kesler and Stewart. In allocating a share of the pool to Messrs. Kesler and Stewart, the Compensation Committee relied on similar factors used in May 2009 as described above. The Compensation Committee set the bonus potential for Messrs. Kesler and Stewart as follows:

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Mr. Kesler’s annual incentive bonus potential was set at 15% of the bonus pool (pro-rated over the fiscal year depending on the position he held with the Company). The percentage was the same percentage previously allocated to the open CFO position.

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Robert Stewart’s annual incentive bonus potential was set at 15% of the bonus pool (pro-rated for the portion of the fiscal year he was employed), reflecting his extensive experience in strategy development and implementation and the Committee’s assessment of his importance in the organization and his ability to drive the Company’s profitability and achievement of goals.

The shares of the pool available to other participants in the Eagle Annual Incentive Program (including Mr. Rowley) remained unchanged from May 2009.

Divisional Annual Incentive Bonus Programs

During fiscal 2010, Mr. Essl participated in two Divisional Annual Incentive Bonus Programs. Under these programs, a percentage of a division’s operating earnings is allocated to the bonus pool and each participating employee is assigned a share of the pool, representing the employee’s maximum bonus opportunity. At the end of the fiscal year, the size of the pool is determined and annual bonuses are paid to participating employees in the form of a lump sum cash payment in accordance with their shares of the pool, subject to the exercise of negative discretion by our CEO (or, in the case of bonuses paid to Named Executive Officers, the Compensation Committee) based on the employee’s individual performance during the fiscal year.

Because of his responsibilities for Cement and Concrete and Aggregates, Mr. Essl participated in both the Eagle Materials Inc. Cement Companies Salaried Incentive Compensation Program for Fiscal Year 2010 and the Eagle Materials Inc. Concrete and Aggregates Companies Incentive Compensation Program for Fiscal Year 2010. Under these plans, the bonus pools equaled 2.25% of our concrete and aggregates subsidiaries’ operating earnings for fiscal 2010 and 2.25% of our cement subsidiaries’ operating earnings for fiscal 2010 (or, in the case of our 50% owned cement joint venture, 2.25% of our portion of that entity’s operating earnings for fiscal 2010), which in each case is also the same percentage the Compensation Committee has set for several years.

The divisional bonus pools are not subject to a separate cap or maximum, but are merely a function of multiplying the pre-determined percentage by the applicable operating earnings for the applicable fiscal year. The aggregate amounts available for these programs for fiscal 2010 were as follows: $779,108 (Cement); and $62,090 (Concrete/Aggregates), which in each case was not quantifiable until the end of fiscal 2010 and includes amounts available for payment to officers and employees other than the Named Executive Officers. For comparison purposes, the equivalent amounts in fiscal 2009 were $1,120,267 (Cement); and $113,035 (Concrete/Aggregates). The significant reduction in the amount of each pool in fiscal 2010 is attributable to declines in the operating earnings of our subsidiaries. In each case, the declines resulted in large part from the adverse market conditions described above. In deciding to keep the percentage of operating earnings which would fund these bonus pools the same as the prior year, the Compensation Committee considered several factors, including the anticipated operating earnings for fiscal 2010, which the Compensation Committee anticipated would be significantly less than in fiscal 2009.

In May 2009, the Compensation Committee set the annual incentive bonus potential for Mr. Essl under these Divisional Annual Incentive Bonus Programs. In determining Mr. Essl’s allocation of the pools, the Compensation Committee did not rely on mathematical formulas or apply any specific quantitative performance measures. Rather, the Compensation Committee’s determination took into consideration Mr. Rowley’s recommendation, the portion of the pools historically allocated to Mr. Essl’s position and the Compensation Committee’s assessment of Mr. Essl’s importance and contribution to divisional performance, Mr. Essl’s importance as Executive Vice President of each of the Cement and Concrete/Aggregates divisions in driving the achievement of divisional goals and profitability and Mr. Essl’s level of responsibility. The Compensation Committee set Mr. Essl’s annual incentive bonus potential at 20% of his divisional bonus pools, plus an amount equal to 20% of 2.25% of our half of Texas Lehigh’s fiscal 2009 earnings.

Fiscal 2010 Special Situation Program

At the beginning of fiscal 2010 (May 2009), the Compensation Committee approved the SSP, which is a special annual incentive program intended to recognize outstanding individual performance during the fiscal year. The SSP provides flexibility to reward performance when special circumstances arise in which an individual has not been adequately compensated pursuant to other components of compensation, including instances where an individual’s compensation has been adversely affected by market conditions such as a cyclical downturn. With the exception of Mr. Devlin, described below, no awards to the Named Executive Officers under the SSP are predetermined at the beginning of the fiscal year. All full-time employees of Eagle Materials Inc. or any of our subsidiaries are eligible to receive awards under this program. At the beginning of fiscal 2010, the Compensation Committee determined that .35% of our EBIT for the ensuing fiscal year would fund the SSP. This is the same funding level (.35% of EBIT) that the Compensation Committee has designated for this program for the past several years. In deciding to keep the percentage of operating earnings which would fund the SSP the same as the prior year, the Compensation Committee considered several factors, including the anticipated EBIT for fiscal 2010, which the Compensation Committee anticipated would be significantly less than in fiscal 2009.

In May 2009, the Compensation Committee set Mr. Devlin’s (who at that time was Vice President – Controller) bonus potential at 35% of his base salary. In August 2009, in connection with the promotion of Mr. Devlin, Mr. Rowley recommended to the Compensation Committee that it adjust Mr. Devlin’s bonus potential to 50% of his base salary. In adjusting Mr. Devlin’s bonus potential upward, the Compensation Committee did not rely on mathematical formulas or apply any specific quantitative performance measures. The Compensation Committee’s determination took into consideration Mr. Rowley’s recommendation and the Compensation Committee’s assessment of Mr. Devlin’s increased levels of responsibility as the Company’s Chief Accounting Officer and his prior performance as Vice President—Controller.

Annual Performance Evaluation

In April 2010, the Compensation Committee approved the fiscal 2010 EBIT calculation for the Company and the operating earnings calculations for each Divisional Annual Incentive Bonus Program. This allowed the Compensation Committee to quantify the annual incentive bonus potential for each of the Named Executive Officers (other than Mr. Devlin, whose bonus potential is stated as a percentage of his base salary). In addition, at the end of fiscal 2010, Mr. Rowley provided performance evaluations of each Named Executive Officer (other than himself) to the Compensation Committee, which evaluations included an assessment (both subjective and objective) of the achievement of their individual goals and objectives, along with his recommendation for the annual incentive bonus for each such Named Executive Officer. With respect to Mr. Rowley himself, the Compensation Committee, with input from the entire Board, performed its own evaluation of his performance and the extent to which the goals and objectives established for him for fiscal 2010 had been achieved.

Mr. Rowley

Mr. Rowley’s goals and objectives for fiscal 2010 (none of which were quantitative) related to:

•	Operational execution (primarily the continued focus on cost reduction);

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Financial execution (including maximizing cash flow, managing capital programs, managing the Company’s long-term and large dollar commitments, driving cost reduction at all operations and corporate, driving value differentiation of the Company’s products and increasing the Company’s financial flexibility by improving the Company’s capital structure);

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Maintaining effective communication with our Board (including monthly and quarterly communications to the Board regarding operating performance at our plants, structural developments in the Company’s industries, environmental, safety, legal and insurance issues and benchmarking information against competitors);

•	Maintaining alignment between the Company’s stockholders and employees;

•	Maintaining the Company’s ability to execute its operating strategy (including training, development and improvement of the organization to ensure future competitiveness);

•	Executing the Company’s investor relations strategy, including maintaining an appropriate level of communication with investors; and

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Continuing development of the Company’s long-term business strategy (including investigation of acquisition opportunities, expansion opportunities, new growth opportunities and raw material reserve opportunities).

At the end of fiscal 2010, the Compensation Committee conducted its performance evaluation of Mr. Rowley after receiving input from the entire Board. Mr. Rowley also provided input on his achievement of his goals and objectives for fiscal 2010. Based on this evaluation, the Compensation Committee believes Mr. Rowley performed at an exceptional level during fiscal 2010 and met or exceeded his goals and objectives. That evaluation resulted in Mr. Rowley receiving 100% of his bonus potential for fiscal 2010. The Compensation Committee approved an annual incentive bonus for Mr. Rowley under the Eagle Annual Incentive Program of $291,634, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table located on page 28 of this proxy statement. In making this determination, the Compensation Committee did not apply specific quantitative performance measures or assign a specific weight to any of the above goals. Rather, the Compensation Committee used its judgment to determine the appropriate award level after consideration of Mr. Rowley’s performance in the following areas (among others) over the past fiscal year:

•	Mr. Rowley’s leadership in maintaining profitability as well as positive cash flow during a challenging economic environment;

•	Mr. Rowley’s success in maintaining the focus of the Company’s employees on the key areas of operational execution in a challenging environment;

•	Mr. Rowley’s success in driving management’s focus on cash and balance sheet management; and

•	Mr. Rowley’s effective communication of the Company’s long-term goals and opportunities to the Company’s employees, shareholders and the investment community.

In addition, the Compensation Committee approved a cash award under the SSP to Mr. Rowley in the amount of $68,366 (which, when aggregated with the incentive bonus under the Eagle Annual Incentive Program totaled $360,000). In making this discretionary award to Mr. Rowley, the Compensation Committee did not apply any specific quantitative performance measures. The Compensation Committee’s determination took into consideration the above factors, as well as Mr. Rowley’s successful assembly of an outstanding senior management team and Mr. Rowley’s contribution to the Company’s superior performance in a difficult economic environment (especially by leading the Company to maintain profitability during a year when the Company’s competitors sustained losses). The SSP cash award to Mr. Rowley is reflected in the “Bonus” column of the Summary Compensation Table located on page 28 of this proxy statement.

Mr. Kesler

Mr. Kesler’s goals and objectives for fiscal 2010 related to:

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Financial planning and analysis (including monitoring and assessing the impact of changes in the business environment on the Company’s financial position, earnings and cash flow, and reviewing the annual capital and business plans);

•	Assisting the CEO in maintaining effective communication with our Board by providing relevant financial operating performance data, financial projections and investor relations information;

•	Continuing to develop the Company’s investor relations strategy;

•	Assisting with identification and analysis of acquisition opportunities; and

•	Overseeing various finance department functions (including SEC and NYSE reporting requirements, covenant compliance and banking relationships);

At the end of fiscal 2010, Mr. Rowley reviewed Mr. Kesler’s performance finding that Mr. Kesler performed at a high level and achieved his goals during the fiscal year. Based in part on this review, the Compensation Committee determined that Mr. Kesler had met these goals and awarded Mr. Kesler 100% of his incentive bonus potential, approving an annual incentive bonus for Mr. Kesler under the Eagle Annual Incentive Program of $79,106, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table located on page 28 of this proxy statement. In making this determination, the Compensation Committee did not rely on mathematical formulas or assign any specific weights to these goals and objectives. The Committee used its judgment to determine the appropriate award level after taking into consideration Mr. Rowley’s input regarding Mr. Kesler’s performance, including the following factors:

•	Mr. Kesler’s timely and effective completion of required financial planning and analysis;

•	Mr. Kesler’s participation in eight industry-related investor conferences during fiscal 2010;

•	Mr. Kesler’s role in increased coverage of the Company by sell-side analysts during the fiscal year;

•	Mr. Kesler’s role in managing the Company’s SEC filings and communication;

•	Mr. Kesler’s role in the commencement of a successful repurchase of a portion of our outstanding senior notes; and

•	Mr. Kesler’s successful and effective integration into the role of Chief Financial Officer.

In addition, the Compensation Committee approved a cash award under the SSP to Mr. Kesler in the amount of $40,000. In making this discretionary award to Mr. Kesler, the Compensation Committee did not apply any specific quantitative performance measures. The Compensation Committee’s determination took into consideration the recommendation of Mr. Rowley, the

Committee’s assessment of Mr. Kesler’s performance in his new role as Chief Financial Officer, and Mr. Kesler’s contribution to the Company’s superior performance in a difficult economic environment, including the factors described above. The SSP cash award to Mr. Kesler is reflected in the “Bonus” column of the Summary Compensation Table located on page 28 of this proxy statement.

Robert Stewart

Robert Stewart’s goals and objectives for fiscal 2010 related to:

•	Enhancing Board communications;

•	Developing the Company’s investor relations strategy and responding to investor inquiries and proposals;

•	Developing the Company’s sustainability report;

•	Evaluating strategic opportunities for increasing shareholder value;

•	Streamlining the Company’s planning, analysis and data resources;

•	Effectively managing external communications and press relations for the Company; and

•	Acquiring personal orientation to the Company by gaining a thorough understanding of the Company’s operations, people, history, processes, opportunities and threats.

At the end of fiscal 2010, Mr. Rowley reviewed Robert Stewart’s performance finding that he performed at a high level and achieved his goals during the fiscal year. Based in part on this review, the Compensation Committee determined that Robert Stewart had met these goals and awarded him 100% of his incentive bonus potential, approving an annual incentive bonus for Robert Stewart under the Eagle Annual Incentive Program of $63,795, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table located on page 28 of this proxy statement. In making this determination, the Compensation Committee did not rely on mathematical formulas or assign any specific weights to these goals and objectives. The Committee used its judgment to determine the appropriate award level after taking into consideration Mr. Rowley’s input regarding Robert Stewart’s performance, including the following factors:

•	Robert Stewart’s enhancement of Board communication tools and presentation materials in an effective manner;

•	Robert Stewart’s comprehensive work on a sustainability report for the Company;

•	Robert Stewart’s establishment of a formal strategic opportunity scope and priorities framework and criteria and evaluation of potential strategic opportunities;

•	Robert Stewart’s acquisition and effective use of industry forecasting tools; and

•	Robert Stewart’s effective and efficient integration into the Company and insight and understanding of the Company’s operations, processes, assets and markets.

In addition, the Compensation Committee approved a cash award under the SSP to Robert Stewart in the amount of $30,000. In making this discretionary award to Robert Stewart, the Compensation Committee did not apply any specific quantitative performance measures. The Compensation Committee’s determination took into consideration the recommendation of Mr. Rowley and Robert Stewart’s instrumental role in enhancing the Company’s strategic planning analysis and reports and its Board communication tools. The SSP cash award to Robert Stewart is reflected in the “Bonus” column of the Summary Compensation Table located on page 28 of this proxy statement.

Mr. Essl

Mr. Essl’s annual incentive payment potential for fiscal 2010 was based 50% on the following goals (none of which were quantitative) and 50% on discretion (taking into consideration overall job performance and compliance with our policies and Code of Ethics).

•	Organization (focusing on building strong organizational teams at the cement, concrete and aggregates subsidiaries);

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Programs (reviewing and monitoring existing programs with respect to preserving Company assets, operating plants safely, operating within regulatory limits, producing quality products, operating plants in a clean and healthy environment and operating to minimize bad debt and claims against the Company);

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Capital projects (ensuring that (A) capital projects within his area of responsibility comply with Company policy, (B) the project scope conforms to long-term objectives, (C) equipment has been properly specified and engineered, and (D) justification for capital expenditures is accurate and tangible);

•	Leadership (continued integration of the Company’s culture into all operations, and motivating operations in the face of adversity); and

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Operational execution (evaluating specific projects with respect to potential additional reserves for the Company’s cement operations and assisting in the development of a marketing program for a cementitious concrete additive).

At the end of fiscal 2010, Mr. Rowley reviewed Mr. Essl’s performance. Based in part on this review, the Compensation Committee awarded Mr. Essl 95% of his incentive bonus potential and approved an annual incentive bonus for Mr. Essl under the Eagle Materials Inc. Cement Companies Salaried Incentive Compensation Program for Fiscal Year 2010 and the Eagle Materials Inc. Concrete and Aggregate Companies Incentive Compensation Program for Fiscal Year 2010 of $264,120, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table located on page 28 of this proxy statement. In making this determination, the Compensation Committee did not rely on mathematical formulas or assign any specific weights to these goals and objectives. The Committee used its judgment to determine the appropriate award level after taking into consideration Mr. Rowley’s input regarding Mr. Essl’s performance, including the following factors:

•	Mr. Essl’s success in maintaining the strength of the organizational teams at all cement, concrete and aggregates companies;

•	Mr. Essl’s effective monitoring of various programs to ensure management focus on safety, quality, compliance and minimizing customer write-offs;

•	Mr. Essl’s maintenance of a stringent capital project review process;

•	Mr. Essl’s leadership in keeping managers focused on low cost production in very difficult economic times and providing marketing expertise during periods of over supply;

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Mr. Essl’s successful efforts in identifying new sources of limestone reserves, developing a marketing program for a fly ash replacement, and overseeing successful completion of a mill improvement at a cement subsidiary; and

•	Mr. Essl’s compliance with our policies and Code of Ethics.

Mr. Devlin

Mr. Devlin’s goals and objectives for fiscal 2010 related to:

•	Compliance matters (including such matters related to SEC filings, borrowing facilities and accounting principles);

•	Treasury matters (including lending relationships and maintenance of spending discipline); and

•	Personnel matters (including assisting equity award issues, oversight of the IT department and assisting financial personnel throughout the organization).

At the end of fiscal 2010, Mr. Rowley reviewed Mr. Devlin’s performance finding that Mr. Devlin performed at a high level and achieved his goals during the fiscal year. Based in part on this review, the Compensation Committee determined that Mr. Devlin had performed at a high level and met these goals and awarded Mr. Devlin 95% of his bonus potential, approving a bonus for Mr. Devlin under the SSP of $118,750, which is reflected in the “Bonus” column of the Summary Compensation Table located on page 28 of this proxy statement. In making this determination, the Compensation Committee did not rely on mathematical formulas or assign any specific weights to these goals and objectives. The Committee used its judgment to determine the appropriate award level after taking into consideration Mr. Rowley’s input regarding Mr. Devlin’s performance, including the following factors:

•	Mr. Devlin’s timely filing of required securities documents;

•	Mr. Devlin’s coordination of the audit of the Company’s retirement plans;

•	Mr. Devlin’s involvement with the transition of pension plan assets and deferred compensation plans to new investment managers; and

•	Mr. Devlin’s close work with subsidiary financial officers and external and internal auditors to ensure compliance with internal controls and procedures.

Long-Term Incentive Compensation

Consistent with the Compensation Committee’s philosophy of linking compensation to our performance, our long-term incentive compensation program has been structured to link the vesting of equity awards to the achievement by the Company of specific performance levels. All of the Named Executive Officers participate in our long-term incentive compensation program. Except as set forth below with respect to promotions and a new hire, the Company did not make any long-term incentive compensation awards to Named Executive Officers during fiscal 2010 because the Company’s fiscal 2008 stock option grant was intended to be a single award for a prospective three-year period, of which fiscal 2010 was the third and final year. The fiscal 2008 stock option grant is described in detail in our proxy statements filed with the SEC in June 2007, June 2008 and June 2009.

Grants to New Named Executive Officers

In August 2009, Robert Stewart was hired as a new executive and Messrs. Kesler and Devlin were promoted. The Compensation Committee made equity awards to each of Messrs. Stewart, Kesler and Devlin at that time. With respect to Robert Stewart, the Compensation Committee granted him 10,000 shares of restricted stock and stock options to purchase 30,000 shares of Common Stock, in each case vesting ratably over five years. These awards were part of Robert Stewart’s overall compensation package designed to attract and retain him in an amount that the Committee believed was appropriate for his level and years of experience. With respect to Messrs. Kesler and Devlin, the Compensation Committee granted each executive 10,000 shares of restricted stock, in each case vesting ratably over five years. In approving these awards, the Compensation Committee did not use any formula or quantitative measure. These awards were made as part of the promotion of Messrs. Kesler and Devlin, were intended to provide a retention incentive, and reflected the Committee’s assessment of the increased responsibilities of their new positions, their depth of experience and previous performance.

Grant Practice

Prior to fiscal 2008, it had been the practice of the Compensation Committee to make equity awards to employees on an annual basis at a meeting of the Compensation Committee held in the first quarter of the fiscal year (typically within 30 days after our earnings release for the fourth quarter of the prior fiscal year). For fiscal 2008, the Compensation Committee adopted a new approach by approving the fiscal 2008 option grants, which were intended to cover a three-year period (other than for new hires, promotions or other special circumstances). Although the Compensation Committee made exceptions for the new hire/promotion grants detailed above, consistent with the three-year nature of the fiscal 2008 grant, the Committee did not approve other equity awards during fiscal 2010. In fiscal 2011, the Compensation Committee returned to its prior approach of approving equity grants intended to cover a one-year period, as described below under “Fiscal 2011 Compensation Developments.” The date on which an equity award is granted is the date specified in the resolutions of the Compensation Committee authorizing the grant. The grant date must fall on or after the date on which the resolutions are adopted by the Committee. As provided in the Incentive Plan, for stock options, the exercise price is the average of the high and low price of our Common Stock on the grant date, as reported by the NYSE.

In addition, the Compensation Committee, as provided in our Incentive Plan, has delegated to the Special Situation Stock Option Committee (whose sole member is our CEO) the authority to grant stock options to newly-hired employees and newly-promoted employees, with terms approved by the Special Situation Stock Option Committee. This authority, which expires on May 31, 2011, is limited to an aggregate of 60,000 option shares; no one individual may receive more than 30,000 option shares in a given year; and Section 16 reporting persons may not receive awards pursuant to this authority. Stock options granted under this delegation of authority vest 20% per year commencing on the first anniversary of the grant date. During fiscal 2010 no stock options were granted to employees under this authority.

Profit Sharing and Retirement Plan

Each of the Named Executive Officers is a participant in our Profit Sharing and Retirement Plan, which we refer to as our PSRP. The PSRP is a qualified defined contribution plan covering substantially all salaried employees of the Company and our subsidiaries. Participants in this plan may elect to make pre-tax contributions of up to 70% of their base salary subject to the limit under Internal Revenue Code Section 402(g) (currently $16,500), employee after-tax contributions of up to 10% of base salary and, if the participant is at least age 50, “catch-up contributions” up to the statutory limit under Internal Revenue Code Section 414(v) (currently $5,500). In addition, the PSRP provides for a discretionary employer profit sharing contribution that is allocated to a participant based on the ratio that the sum of the participant’s “total points” bears to the total points of all participants. For this purpose, a participant is given one point for each year of vested service and one point for each $100 of base salary for the year. Annual incentive bonuses paid to participants are not included in the definition of “base salary” for purposes of calculating the amount of pre-tax, after-tax or profit sharing contributions to the PSRP. Participants are fully vested to the extent of their pre-tax and after-tax contributions and become vested in the employer profit sharing contribution over a six-year period (i.e., 20% per year beginning with the second year of service). Prior to fiscal 2008, employer profit sharing contributions vested over a seven-year period, but changes in tax laws led to the shorter current vesting period. Of the Named Executive Officers, Messrs. Rowley and Essl have been employed by the Company or our affiliates long enough to be fully vested. Participants are entitled to direct the investment of contributions made to the PSRP on their behalf in various investment funds, including up to 15% in a Common Stock fund. Such amounts are payable upon a participant’s termination of employment, disability or death in the form of a lump sum, installments or direct rollover to an eligible retirement plan, as elected by the participant. At the participant’s election, amounts invested in the Common Stock fund are distributable in shares of our Common Stock. Employer profit sharing contributions made to the PSRP on behalf of our Named Executive Officers in fiscal 2010 are reflected in the Summary Compensation Table located on page 28 of this proxy statement. A list of the investment funds provided under the PSRP is provided in the footnotes to the Nonqualified Deferred Compensation Table located on page 33 of this proxy statement.

SERP

In fiscal 1995, the Board approved our Supplemental Executive Retirement Program, which we will refer to as our SERP, for certain employees participating in the PSRP. Internal Revenue Code Section 401(a)(17) limits the amount of annual compensation (currently $245,000) that may be considered in determining our contribution to the PSRP for the account of an eligible participant. The SERP was established to eliminate the adverse treatment that higher-salaried employees receive as a result of such limit by making a contribution for each participant in an amount substantially equal to the additional employer profit sharing contribution that he or she would have received under the PSRP had 100% of his or her base salary been eligible for a profit sharing contribution. As in the case of the PSRP, annual incentive bonuses paid to participants are not included when determining the amount of contributions to the SERP. The Compensation Committee believes that the SERP therefore allows us to confer the full intended benefit of the employer profit sharing contribution under the PSRP without the arbitrary limitation of the Internal Revenue Code rules noted above. Contributions accrued under the SERP for the benefit of the higher-salaried employees vest under the same terms and conditions as under the PSRP (i.e., over a six-year period) and may be invested by the participant in several of the same investment options as offered under the PSRP. Benefits under the SERP are payable upon the participant’s termination of employment in a lump sum or installments as elected by the participant in accordance with the terms of the SERP, subject to the six month delay in payment for key employees under Internal Revenue Code Section 409A to the extent applicable. Of the Named Executive Officers, Messrs. Rowley and Essl are the only participants in the SERP, and they each have been employed by the Company or our affiliates long enough to be fully vested. Employer contributions to the SERP of our Named Executive Officers in fiscal 2010 are reflected in the Summary Compensation Table located on page 28 of this proxy statement. A list of the investment funds provided under the PSRP is provided in the footnotes to the Nonqualified Deferred Compensation Table located on page 33 of this proxy statement.

Salary Continuation Plan

The Named Executive Officers, along with other officers and key employees, are participants in our Salary Continuation Plan, which we refer to as the “SCP.” Under this plan, in the event of the death of a participating employee, we will pay such employee’s beneficiaries one full year of base salary in the first year following death and 50% of base salary each year thereafter until the date such employee would have reached normal Social Security retirement age, subject to a maximum amount. Payments are made to the employee’s beneficiary on a semi-monthly basis. The purpose of the plan is to provide some financial security for the families of the participating employees, which assists the Company in attracting and retaining key employees. Benefit amounts under the plan are intended to provide a basic level of support for beneficiaries.

Amounts potentially payable to the beneficiaries of our Named Executive Officers pursuant to the SCP are described in “Potential Payments Upon Termination or Change of Control” beginning on page 34 of this proxy statement. To cover these potential obligations, we pay the premiums on life insurance policies covering the life of each participating employee. Such policies are owned by the Company and proceeds from such policies would be initially paid to the Company. Premiums paid on policies covering our Named Executive Officers in fiscal 2010 are reflected in the Summary Compensation Table located on page 28 of this proxy statement.

Fiscal 2011 Compensation Developments

For fiscal 2011, the Compensation Committee instituted modest salary increases of 2.5% for its Named Executive Officers. In May 2010, the Compensation Committee returned to its practice of making annual long-term incentive equity grants under our Incentive Plan, and also made a “hold to retirement” grant of restricted stock, each as described below.

As we disclosed in the Form 8-K filed with the SEC on May 24, 2010, on May 18, 2010, the Compensation Committee approved fiscal 2011 long-term equity incentive grants to a group of our officers, including our Named Executive Officers. These awards (which consist of stock options, restricted stock units and restricted stock, in each case subject to performance vesting criteria) are described in the Form 8-K.

The performance vesting criteria for the stock options and restricted stock units for Messrs. Rowley, Kesler, Stewart and Devlin are based on: (i) certain safety measures, production measures, sales measures and profit measures at each of the operating subsidiaries for the fiscal year ending March 31, 2011; and (ii) certain debt-to-EBITDA and net debt to total capitalization levels for Eagle at March 31, 2011 and certain accounting goals. The performance vesting criteria for the stock options and restricted stock units for Mr. Essl are based on certain safety measures, production measures, sales measures and profit measures within his divisions for the fiscal year ending March 31, 2011.

The terms and conditions of the stock options will be substantially the same as the stock option grants in fiscal 2009, except that: (i) the vesting criteria will be as described above; (ii) the term of the stock options is for 10 years; and (iii) any stock options earned at the end of fiscal 2011 will vest one-third immediately and one-third on each of the next two anniversaries. The terms and conditions of the restricted stock units will be substantially the same as the restricted stock unit grants in fiscal 2009, except that the vesting criteria will be as described above and any restricted stock units earned at the end of fiscal 2011 will vest one-third immediately and one-third on each of the next two anniversaries. Any stock options or restricted stock units that are not earned at the end of fiscal 2011 will be forfeited. As in the case of prior equity awards, the stock options and restricted stock units will also vest upon a change in control of the Company. In accordance with the terms of the Company’s Incentive Plan, the exercise price of the stock options is the average of the high and low price of the Company’s Common Stock on the date of grant, May 18, 2010 ($30.735).

The following table shows the stock options and restricted stock units granted to each of the Company’s Named Executive Officers on May 18, 2010:

Name	Number of Stock Options	Number of Restricted Stock Units
Steven R. Rowley	44,250	56,250
D. Craig Kesler	11,750	15,000
Robert S. Stewart	11,750	15,000
Gerald J. Essl	14,750	18,750
William R. Devlin	5,750	7,500

On May 18, 2010, the Compensation Committee also approved restricted stock awards under the Incentive Plan to a group of its key employees, including its named executive officers. The awards are comprised of restricted stock which vests upon: (i) the achievement by the Company of performance vesting criteria based on the Company’s return on equity measured at the end of fiscal 2011; and (ii) the employee holding the award until he/she satisfies the requirements for retirement, as defined in the award agreement. The terms and conditions of the restricted stock will be substantially the same as restricted stock grants made in the past (including the restricted stock agreement filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2008), except that the vesting criteria will be as described above and vesting of earned shares would occur upon death or disability of the employee. Any shares of restricted stock that are not earned at the end of fiscal 2011 will be forfeited. As in the case of prior equity awards, the restricted stock will also vest upon a change in control of the Company.

Each of the Company’s named executive officers was granted restricted stock under this new program. The following table shows the restricted stock granted to the Company’s named executive officers on May 18, 2010:

Name	Shares of Restricted Stock
Steven R. Rowley	33,333
D. Craig Kesler	11,667
Robert S. Stewart	11,667
Gerald J. Essl	11,667
William R. Devlin	5,000

Change of Control Benefits

Equity awards under our Incentive Plan are generally subject to accelerated vesting upon the occurrence of a “change of control” as defined in the applicable award agreement. Under the award agreements, a change of control is defined as (i) the acquisition by any person or entity of 50% or more of the outstanding shares of any single class of our Common Stock or 40% or more of outstanding shares of all classes of our Common Stock; (ii) a change in the composition of our Board such that the current members of the Board cease to constitute a majority of the Board; or (iii) the consummation of a merger, dissolution, asset disposition, consolidation or share exchange, unless (1) more than 50% of the stock following such transaction is owned by persons or entities who were stockholders of the Company prior to such transaction, (2) following such transaction, no person or entity owns 40% or more of the common stock of the corporation resulting from such transaction, and (3) a least a majority of the members of the resulting corporation’s board of directors were members of our Board. If a change of control occurs, any unvested outstanding stock options, restricted stock or restricted stock units would generally become immediately fully vested, and, in the case of stock options, exercisable or, the case of RSUs, payable. See “Potential Payments Upon Termination or Change of Control” on page 34 of this proxy statement. We believe the provision of these change of control benefits is generally consistent with market practice among our peers, is a valuable executive talent retention incentive and is consistent with the objectives of our overall executive compensation program. For example, the equity vesting provides employees with the same opportunities as stockholders, who are generally free to sell their equity at the time of the change of control event and thereby realize the value created at the time of the transaction.

Stock Ownership Guidelines

In order to align the interest of the Named Executive Officers with our stockholders, and to promote a long-term focus for the officers, the Board of Directors has adopted executive stock ownership guidelines for the officers of the Company and our subsidiaries.

The guidelines for the Named Executive Officers are expressed as a multiple of base salary as set forth below:

Name	Multiple of Salary Ownership Guidelines(1)
Steven R. Rowley	5X
D. Craig Kesler	3X
Robert S. Stewart	3X
Gerald J. Essl	3X
William R. Devlin	3X

(1)	Types of ownership counted toward the guidelines include the following:

•	Stock holdings in our PSRP;

•	Direct holdings;

•	Indirect holdings, such as shares owned by a family member residing in the same household; and

•	Shares represented by vested RSUs.

Our stock ownership guidelines for executives are expressed as a number of shares of our Common Stock. The number of shares is determined by multiplying the executive’s annual base salary on the date the executive becomes subject to the stock ownership guidelines by the applicable multiple and then dividing the product by the closing price of our Common Stock on the NYSE on the date the executive becomes subject to the policy. The amount is then rounded to the nearest 100 shares.

Once established, a participant’s ownership requirement generally does not change as a result of changes in his or her compensation or fluctuations in the price of our Common Stock but could change in the event of a promotion. Newly elected officers have five years to meet the applicable ownership requirement. Compliance with the ownership guidelines is reviewed annually by the Compensation Committee. Based on the current holdings of the Named Executive Officers, all of the Named Executive Officers have already achieved, or we anticipate that all such officers will achieve, their stock ownership goal within the five-year time frame.

Limitations on Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for public corporations for compensation over $1,000,000 paid in any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers. However, this law exempts performance-based compensation from the deduction limit if certain requirements are met.

Our Incentive Plan has been approved by our stockholders and Compensation Committee and otherwise meets the requirements for performance-based compensation under Internal Revenue Code Section 162(m). The Eagle Annual Incentive Program is adopted under the structure of our Incentive Plan and is subject to the terms and conditions of that plan, including the requirements for performance-based compensation. The Compensation Committee generally seeks whenever possible to structure annual incentive and long-term incentive compensation awards, such as stock option grants under our Incentive Plan, in a manner that satisfies the Section 162(m) requirements, but reserves the right to award nondeductible compensation as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the related regulations, no assurance can be given that compensation intended by the Compensation Committee to satisfy the requirements for deductibility under section 162(m) does in fact do so. All other compensation paid to the CEO and the other Named Executive Officers was below the limit described above.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes all fiscal 2008, 2009 and 2010 compensation earned by or paid to our Named Executive Officers, who consist of our Chief Executive Officer, our Chief Financial Officer and the three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) who were serving as executive officers at fiscal year-end.

Name and Principal Position	Fiscal Year Ended March 31,	Salary(1) ($)		Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)		Non- Equity Incentive Plan Compensa- tion(5) ($)		Change in Pension Value and Nonquali- fied Deferred Compensa- tion Earnings ($)	All Other Compen- sation(6) ($)		Total ($)
Steven R. Rowley,	2010		$800,000	$68,366	—		—		$291,634	—		$82,463		$1,242,463
President and Chief Executive Officer	2009 2008	$ $	800,000 750,000	— —	$621,705 —	$ $	1,285,425 6,141,250	$ $	437,293 778,314	— —	$ $	116,146 77,418	$ $	3,260,569 7,746,982
D. Craig Kesler, (7)	2010		$220,433	$40,000	$277,100		—		$79,106	—		$14,371		$631,010
Executive Vice President – Finance and Administration & CFO
Robert S. Stewart,(8)	2010		$212,020	$30,000	$277,100		$302,700		$63,795	—		$2,133		$887,748
Executive Vice President – Strategy, Corporate Development and Communications
William R. Devlin,(9)	2010		$241,130	$118,750	$277,100		—		—	—		$16,343		$653,323
Senior Vice President, Controller and Chief Accounting Officer
Gerald J. Essl,	2010		$325,000	—	—		—		$264,120	—		$20,401		$609,521
Executive Vice President – Cement/Aggregates and Concrete	2009 2008	$ $	325,000 300,000	— —	$110,303 —	$ $	221,837 1,068,578	$ $	415,730 571,001	— —	$ $	73,307 31,941	$ $	1,146,177 1,971,520
Mark V. Dendle, (10)	2010		$83,333	—	—		—		—	—		$201,305		$284,638
Executive Vice President – Finance and Administration & CFO	2009		$322,820	—	$589,706		$913,991		$122,442	—		$23,569		$1,972,528

(1)	Includes amounts deferred on a pre-tax or after-tax basis at the election of the executive under our PSRP, which is described in greater detail under “Profit Sharing and Retirement Plan” on page 24 of this proxy statement.

(2)	The amounts in this column represent payments to the Named Executive Officer under the Company’s Special Situation Program for the applicable fiscal year.

(3)	The amounts in this column reflect the value of RSU awards and restricted stock awards made to the Named Executive Officer in each of the fiscal years presented and are consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. Amounts for fiscal 2009 and 2008 have been recomputed using the same methodology in accordance with SEC rules. Pursuant to SEC rules, the amounts shown reflect the probable outcome as of the grant date of performance conditions that affect the vesting of these awards and exclude the impact of estimated forfeitures related to service-based vesting conditions. For assumptions used in determining these values, refer to (a) footnote (I) to the Company’s audited financial statements for the fiscal year ended March 31, 2010 included in the Fiscal 2010 Form 10-K; and (b) footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the SEC on May 27, 2009, or “Fiscal 2009 Form 10-K.” Where amounts in this column assume the achievement of less than the highest level of performance conditions, the amounts assuming the highest level of performance conditions would be as follows: Mr. Rowley - $828,940, Mr. Essl - $147,070, and Mr. Dendle - $614,775. The awards to Messrs. Rowley and Essl vested at 100%, and (other than 2,143 shares of time vesting restricted stock which vested on June 10, 2009) Mr. Dendle’s awards were forfeited upon his departure from the Company.

(4)	The amounts in this column reflect the value of option awards made to the Named Executive Officer in each of the fiscal years presented and are consistent with the grant date fair value of the award computed in accordance with FASB ASC Topic 718. Amounts for fiscal 2009 and 2008 have been recomputed using the same methodology in accordance with SEC rules. Pursuant to SEC rules, the amounts shown reflect the probable outcome as of the grant date of performance conditions that affect the vesting of these awards and exclude the impact of estimated forfeitures related to service-based vesting conditions. For assumptions used in determining these values, refer to (a) footnote (I) to the Company’s audited financial statements for the fiscal year ended March 31, 2010 included in the Fiscal 2010 Form 10-K; and (b) footnote (J) to the Company’s audited financial statements for the fiscal year ended March 31, 2009 included in the Fiscal 2009 Form 10-K. Where amounts in this column assume the achievement of less than the highest level of performance conditions, the amounts assuming the highest level of performance conditions would be as follows: Mr. Rowley - $1,713,900 [fiscal 2009], and $7,225,000 [fiscal 2008]; Mr. Essl - $295,783 [fiscal 2009], and $1,257,150 [fiscal 2008]; and Mr. Dendle - $1,290,788 [fiscal 2009]. The fiscal 2009 awards to Messrs. Rowley and Essl vested at 100%, and Mr. Dendle’s awards were forfeited upon his departure from the Company. None of the fiscal 2008 awards have vested.

(5)	The amounts in this column represent payments to the Named Executive Officer under the applicable annual incentive compensation program for the applicable fiscal year. The amounts do not reflect any dividend equivalent units which are paid to holders of our RSUs at any time we pay a cash dividend on our Common Stock (see footnote 6 below).

(6)	The amounts shown in this column represent: (1) Company profit sharing contributions to the account of the Named Executive Officer under our PSRP; (2) Company contributions to the account of the Named Executive Officer under our SERP; (3) premium costs to the Company of life insurance policies obtained by the Company in connection with our SCP; and (4) wellness awards. The PSRP is described in greater detail under “Profit Sharing and Retirement Plan” on page 24 of this proxy statement. During fiscal 2010, the Named Executive Officers received the following employer profit sharing contributions with respect to the PSRP: Mr. Rowley - $12,250, Mr. Kesler - $10,084, Mr. Devlin - $11,775, and Mr. Essl - $12,250. The SERP is described in greater detail under “SERP” on page 25 of this proxy statement. During fiscal 2010, the Named Executive Officers received the following employer contributions with respect to the SERP: Mr. Rowley - $27,750, and Mr. Essl - $4,000. The SCP is described in greater detail under “Salary Continuation Plan” on page 25 of this proxy statement. During fiscal 2010, the Company paid premium costs in the following amounts for life insurance policies obtained under the SCP with respect to the Named Executive Officers: Mr. Rowley - $5,274, Mr. Kesler - $3,785, Mr. Stewart - $2,133, Mr. Devlin - $3,621, Mr. Essl - $2,441, and Mr. Dendle - $1,305. During fiscal 2010, the Company also paid wellness awards with respect to the Named Executive Officers: Mr. Essl - $594 and Mr. Devlin - $445. During fiscal 2010, Mr. Dendle also was paid $200,000 in connection with his departure from the Company effective June 12, 2009. For fiscal 2010 and fiscal 2009, the amounts in this column also include the value of Common Stock paid during such fiscal year for dividend equivalent units. Dividend equivalent units are credited as additional RSUs to holders of our earned RSUs at any time we pay a cash dividend on our Common Stock. The value of the dividend equivalent units is not reflected in the “Stock Awards” column. In fiscal 2010, the Named Executive Officers were paid Common Stock for dividend equivalent units valued as follows: Mr. Rowley - $37,189, Mr. Kesler - $502, Mr. Devlin - $502, and Mr. Essl - $1,116. See footnote (1) to the “Option Exercises and Stock Vested” table on page 32 of this proxy statement.

(7)	Mr. Kesler was promoted to Executive Vice President – Finance & Administration and Chief Financial Officer effective August 21, 2009. Mr. Kesler had previously served as the Company’s Vice President – Investor Relations and Corporate Development since 2005.

(8)	Mr. Stewart was hired as Executive Vice President – Strategy, Corporate Development and Communications effective August 21, 2009.

(9)	Mr. Devlin was promoted to Senior Vice President – Controller and Chief Accounting Officer effective August 21, 2009. Mr. Devlin had previously served as the Company’s Vice President and Controller since 2005.

(10)	Mr. Dendle resigned as Executive Vice President – Finance & Administration and Chief Financial Officer effective June 12, 2009.

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards made during fiscal 2010 to the Named Executive Officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
		Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven R. Rowley	5/18/09	—	$291,634	—	—	—	—		—	—
D. Craig Kesler	5/18/09	—	$79,106	—	—	—	—		—	—
	8/21/09	—	—	—	—	—	10,000	(3)	—	$277,100
Robert S. Stewart	5/18/09	—	$63,795	—	—	—	—		—	—
	8/21/09	—	—	—	—	—	10,000	(3)	—	$277,100
	8/21/09	—	—	—	—	—	30,000	(4)	$27.71	$302,700
William R. Devlin	8/21/09	—	—	—	—	—	10,000	(3)	—	$277,100
Gerald J. Essl	5/18/09	—	$278,020	—	—	—	—		—	—
Mark V. Dendle	—	—	—	—	—	—	—		—	—

(1)	The amounts in this column represent the maximum annual incentive payments potentially payable to the Named Executive Officers pursuant to the Eagle Annual Incentive Program or the Divisional Annual Incentive Bonus Programs, as applicable, for fiscal year 2010. There are no thresholds or maximums for these awards—they are merely a function of multiplying the pre-determined percentage of earnings for the fiscal year. The actual pay-outs to the Named Executive Officers were as follows: Mr. Rowley - $291,634, Mr. Kesler - $79,106, Mr. Stewart - $63,795, and Mr. Essl - $264,120. These incentive programs are described in greater detail under “Annual Incentive Bonus” beginning on page 17 of this proxy statement.

(2)	The amounts included in this column reflect the grant date fair value of the award computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote (I) to the Company’s audited financial statements for the fiscal year ended March 31, 2010 included in the Fiscal 2010 Form 10-K.

(3)	This amount represents a restricted stock award of 10,000 shares of Common Stock made to each of the listed Named Executive Officers on August 21, 2009 under our Incentive Plan. Such restricted stock vests ratably over 5 years.

(4)	This amount represents a grant of stock options to purchase shares of Common Stock made to Mr. Stewart on August 21, 2009 under our Incentive Plan. This award vests ratably over 5 years.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes stock-based compensation awards outstanding at the end of fiscal 2010 for each of the Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven R. Rowley	82,776	—		—	$11.763	05/08/2013	6,429	(2)	$170,626	—	—
	50,670	—		—	$23.420	06/26/2011	—		—	—	—
	20,646	—		—	$23.300	08/04/2011	—		—	—	—
	51,245	—		—	$29.076	06/09/2012	—		—	—	—
	14,755	—		—	$62.830	05/09/2016	—		—	—	—
	—	—		500,000	$47.530	06/20/2014	—		—	—	—
	197,000	—		—	$26.695	08/21/2015	—		—	—	—
D. Craig Kesler	6,500				$23.583	10/07/2014	10,000	(3)	$265,400	—	—
	2,329	–—		—	$29.076	06/09/2012	—		—	—	—
	1,342	—		—	$62.830	05/09/2016	—		—	—	—
	—	—		35,000	$47.530	06/20/2014	—		—	—	—
	14,000	—		—	$26.695	08/21/2015	—		—	—	—
Robert S. Stewart	—	30,000	(4)	—	$27.710	08/21/2016	10,000	(3)	$265,400	—	—
William R. Devlin	4,892	–—		—	$34.667	11/18/2012	10,000	(3)	$265,400	—	—
	2,012	—		—	$62.830	05/09/2016	—		—	—	—
	—	—		35,000	$47.530	06/20/2014	—		—	—	—
	14,000	—		—	$26.695	08/21/2015	—		—	—	—
Gerald J. Essl	49,665	—		—	$11.763	05/08/2013	—		—	—	—
	16,890	—		—	$23.420	06/26/2011	—		—	—	—
	6,882	—		—	$23.300	08/04/2011	—		—	—	—
	16,305	—		—	$29.076	06/09/2012	—		—	—	—
	4,695	—		—	$62.830	05/09/2016	—		—	—	—
	2,000	3,000	(5)	—	$49.770	05/04/2014	—		—	—	—
	—	—		87,000	$47.530	06/20/2014	—		—	—	—
	34,000	—		—	$26.695	08/21/2015	—		—	—	—
Mark V. Dendle	—	—		—	—	—	—		—	—	—

(1)	Based on the closing price per share of Common Stock on the NYSE on March 31, 2010 ($26.54).

(2)	Represents the remaining unvested shares under a restricted stock grant of 45,000 shares made to Mr. Rowley on September 18, 2003 under our Incentive Plan. On September 18, 2008, 6,429 of such shares vested, and the remaining shares will vest as follows: 6,429 on September 18, 2010.

(3)	Represents the remaining unvested shares under a restricted stock grant of 10,000 shares made to the listed Named Executive Officers on August 21, 2009 under our Incentive Plan. The remaining shares will vest as follows: 2,000 on August 21, 2010; 2,000 on August 21, 2011; 2,000 on August 21, 2012; 2,000 on August 21, 2013; and 2,000 on August 21, 2014.

(4)	Represents options to purchase 30,000 shares of Common Stock granted to Mr. Stewart on August 21, 2009 under our Incentive Plan. The options vest ratably over 5 years.

(5)	Represents options to purchase 5,000 shares of Common Stock granted to Mr. Essl during fiscal 2008 under our Incentive Plan. The options vest ratably over 5 years.

Option Exercises and Stock Vested

The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock or restricted stock units during fiscal 2010 for each of our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)		Value Realized on Vesting(2) ($)
Steven R. Rowley	—	—	53,338	(3)	$1,458,218
D. Craig Kesler	—	—	2,518		$68,414
Robert S. Stewart	—	—	—		—
William R. Devlin	—	—	2,518		$68,414
Gerald J. Essl	—	—	5,540		$150,522
Mark V. Dendle	—	—	2,143	(4)	$51,089

(1)	Except for Messrs. Rowley and Dendle, all of the amounts in this column represent shares of Common Stock received by the Named Executive Officer in connection with the payment of shares in accordance with the terms of previously granted RSUs. A portion of the RSUs were dividend equivalent units which are credited to holders of our earned RSUs at any time we pay a cash dividend on our Common Stock. Dividend equivalent units reflected in this column are as follows: Mr. Rowley - 1,390, Mr. Kesler - 18, Mr. Devlin - 18, and Mr. Essl - 40.

(2)	The amount in this column represents the dollar amount realized by the Named Executive Officer valued at the time of the vesting of such shares.

(3)	This amount includes 6,429 shares of Common Stock for which restrictions lapsed during fiscal 2010 under the terms of Mr. Rowley’s restricted stock grant dated September 18, 2003; and 46,909 shares of Common Stock received by Mr. Rowley in connection with the payment of shares in accordance with the terms of previously granted RSUs (including dividend equivalent units noted in footnote (1) above).

(4)	This amount represents 2,143 shares of Common Stock for which restrictions lapsed during fiscal 2010 under the terms of a restricted stock grant of 15,000 made to Mr. Dendle on June 10, 2008 under our Incentive Plan. The unvested portion was forfeited to the Company upon Mr. Dendle’s resignation effective June 12, 2009.

Nonqualified Deferred Compensation

In FY 2010

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Steven R. Rowley	—	$27,750	$133,039	—	$531,776
D. Craig Kesler	—	—	—	—	—
Robert S. Stewart	—	—	—	—	—
William R. Devlin	—	—	—	—	—
Gerald J. Essl	—	$4,000	$8,324	—	$291,314
Mark V. Dendle	—	—	—	—	—

(1)	The amounts in this column represent contributions made by the Company for the account of the Named Executive Officers during fiscal 2010 under our SERP. The SERP is an unfunded, non-qualified plan for certain executives of the Company. Under the SERP, the Company makes contributions to the account of the executive in an amount substantially equal to the additional contributions he would have received under the PSRP had 100% of his annual salary been eligible for a profit sharing contribution. The SERP is described in greater detail under “SERP” on page 25 of this proxy statement. The amounts in this column are reflected in the “All Other Compensation” column of the Summary Compensation Table located on page 28.

(2)	The Company also maintains the Eagle Materials Inc. Deferred Compensation Plan. Under this Deferred Compensation Plan, eligible executives were allowed to defer the receipt of a portion of their salary or annual bonus for fiscal 2001, up to 75% of such amounts. For fiscal years after fiscal 2001, the Deferred Compensation Plan was closed to additional employee deferrals. Amounts under the Deferred Compensation Plan are payable at a date certain or upon the participant’s termination of employment, disability or death in the form of a lump sum or installments as elected pursuant to the terms of the plan. Such amounts are not subject to the six month delay applicable to key employees under Internal Revenue Code Section 409A. The earnings in this column reflect earnings or losses on balances in the Named Executive Officer’s SERP account and Deferred Compensation Plan account. A Named Executive Officer may designate how his account balances are to be invested by selecting among the investment options available under our PSRP, with the exception of the Common Stock fund. Because these earnings are not “above market,” they are not included in the Summary Compensation Table on page 28 of this proxy statement. The table below shows the investment options available under our PSRP (other than the Common Stock fund) and the annual rate of return for the 12 month period ended March 31, 2010, as reported to us by the administrator of the plan.

Fund	Rate of Return
ABF Large Cap Value	56.68%
Fidelity Dividend Growth Fund	75.95%
Fidelity Equity Income II Fund	54.97%
Legg Mason Partners Aggressive Growth A	54.62%
Spartan U.S. Equity Index Fund	49.74%
TCW Select Equity Fund — Class N	45.92%
Fidelity Growth Strategies	54.42%
Fidelity Low Price Stock Fund	63.58%
JP Morgan Diversified Midcap Growth Fund — Class A	53.41%
Spartan Extended Market Index Fund	66.17%
ABF Small Cap Value PA	75.56%
Baron Small Cap Fund	54.38%
Dreyfus Founders Discovery Fund	44.83%
Fidelity Diversified International Fund	50.33%
Fidelity Freedom 2000 Fund	21.46%
Fidelity Freedom 2010 Fund	34.99%
Fidelity Freedom 2020 Fund	42.19%
Fidelity Freedom 2030 Fund	47.57%
Fidelity Freedom 2040 Fund	50.14%
Fidelity Freedom Income Fund	20.60%
Fidelity Managed Income Portfolio	1.33%
Fidelity Short Term Bond	8.06%
Fidelity US Bond Index Fund	7.42%
Spartan Intermediate Treasury Bond Index Fund	(2.51%)
Spartan Short-term Treasury Bond Index Fund	0.90%
Fidelity Retirement Money Market	0.32%

(3)	The amounts in this column represent the sum of: (i) the balance in the Named Executive Officer’s account under the SERP; and (ii) the balance in the Named Executive Officer’s account under the Company’s Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following is a summary of the potential payments payable to the Named Executive Officers (other than Mr. Dendle, who resigned from the Company on June 12, 2009) upon termination of employment or a change of control of the Company under current compensation programs. Specifically, compensation payable to each Named Executive Officer upon voluntary termination, involuntary termination or in the event of death or disability and change of control is discussed below. The amounts shown in the tables below assume that such termination was effective as of March 31, 2010, and are therefore estimates of the amounts which would be paid out to the executives (or their beneficiaries) upon their termination. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the price of our Common Stock and the executive’s age.

Payments Made Upon Any Termination

Deferred Compensation. The amounts shown in the table below do not include distribution of plan balances under our Deferred Compensation Plan or SERP. These balances are shown in the Nonqualified Deferred Compensation in FY 2010 Table on page 33 of this proxy statement.

Death and Disability. A termination of employment due to death or disability does not entitle the Named Executive Officer to any payments that are not available to salaried employees generally, except for benefits payable to the beneficiaries of the Named Executive Officers in the event of termination due to death under our Salary Continuation Plan. A description of our Salary Continuation Plan is set forth under “Salary Continuation Plan” on page 25 of this proxy statement.

Accrued Pay and Profit Sharing Plan Benefits. The amounts shown in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment or relate to equity grants that have already vested. These include:

•	accrued salary and vacation pay through the date of termination;

•	non-equity incentive compensation earned and payable prior to the date of termination;

•

option grants received under the Incentive Plan which have already vested and are exercisable prior to the date of termination (subject to the terms of the applicable Nonqualified Stock Option Agreement);

•

restricted stock grants or restricted stock unit grants received under the Incentive Plan which have already vested prior to the date of termination (subject to the terms of the applicable Restricted Stock or Restricted Stock Unit Agreement); and

•	unused vacation pay.

Type of Payment	Involuntary Termination or Voluntary Termination (non Change of Control) ($)	Death or Disability ($)		Change of Control(1) ($)
Steven R. Rowley
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	—	—		—	(2)
Restricted Stock Units
Unvested and Accelerated Awards	—	—		—	(3)
Restricted Stock Award
Unvested and Accelerated Awards	—	—		$170,626	(4)
Benefits
Salary Continuation Plan Payments	—	$1,500,000	(5)	—

ROWLEY TOTAL	—	$1,500,000		$170,626

Type of Payment	Involuntary Termination or Voluntary Termination (non Change of Control) ($)		Death or Disability ($)		Change of Control(1) ($)
D. Craig Kesler
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	—		—		—	(2)
Restricted Stock Units
Unvested and Accelerated Awards	—		—		—	(3)
Restricted Stock Award
Unvested and Accelerated Awards	—		—		$265,400	(4)
Benefits
Salary Continuation Plan Payments	–	(6)	$1,500,000	(5)	—

KESLER TOTAL	—		$1,500,000		$265,400
Robert S. Stewart
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	—		—		—	(2)
Restricted Stock Units
Unvested and Accelerated Awards	—		—		—	(3)
Restricted Stock Award
Unvested and Accelerated Awards	—		—		$265,400	(4)
Benefits
Salary Continuation Plan Payments	–	(6)	$1,500,000	(5)	—

STEWART TOTAL	—		$1,500,000		$265,400
William R. Devlin
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	—		—		—	(2)
Restricted Stock Units
Unvested and Accelerated Awards	—		—		—	(3)
Restricted Stock Award
Unvested and Accelerated Awards	—		—		$265,400	(4)
Benefits
Salary Continuation Plan Payments	–	(6)	$1,500,000	(5)	—

DEVLIN TOTAL	—		$1,500,000		$265,400
Gerald J. Essl
Long-Term Incentives
Stock Options
Unexercisable and Accelerated Awards	—		—		–	(2)
Restricted Stock Units
Unvested and Accelerated Awards	—		—		—	(3)
Benefits
Salary Continuation Plan Payments	—		$1,137,500	(5)	—

ESSL TOTAL	—		$1,137,500		—

AGGREGATE TOTAL FOR NAMED EXECUTIVE OFFICERS	—		$7,137,500		$966,826

(1)	The definition of “Change of Control” is described under “Change of Control Benefits” on page 26 of this proxy statement.

(2)	Represents the dollar value of the unexercisable stock options that are accelerated because of a change of control based on the amount, if any, that the closing price of our Common Stock on March 31, 2010 ($26.54) exceeds the exercise price of the stock option.

(3)	Represents the dollar value of the RSUs, if any, that are accelerated or paid to the Named Executive Officer in the form of Common Stock because of a change of control, based on the closing price of our Common Stock on March 31, 2010 ($26.54). With respect to Mr. Dendle, upon Mr. Dendle’s resignation from the Company effective June 12, 2009, his RSUs were forfeited.

(4)	Represents the dollar value of the restricted stock for which restrictions will lapse upon a change of control based on the closing price of our Common Stock on March 31, 2010 ($26.54).

(5)	Under the terms of our SCP, in the event of a Named Executive Officer’s death while employed by the Company, such Named Executive Officer’s beneficiaries would receive the following payments, which would be paid from the proceeds of a life insurance policy purchased by the Company covering such Named Executive Officer (calculated based on fiscal 2010 salaries):

a.	Rowley – $800,000 in a lump sum payment plus $400,000 per year until the beneficiaries have received a total of $1,500,000 in payments.

b.	Kesler – $250,000 in a lump sum payment plus $125,000 per year until the beneficiaries have received a total of $1,500,000 in payments.

c.	Stewart – $350,000 in a lump sum payment plus $175,000 per year until the beneficiaries have received a total of $1,500,000 in payments.

d.	Devlin – $250,000 in a lump sum payment plus $125,000 per year until the beneficiaries have received a total of $1,500,000 in payments.

e.	Essl – $325,000 in a lump sum payment plus $162,500 per year until the date Mr. Essl would have reached 66.

STOCK OWNERSHIP

Management

We encourage stock ownership by our directors, officers and employees to align their interests with your interests as stockholders. The following table shows the beneficial ownership of our Common Stock, as of the record date for the annual meeting by: (a) each director, (b) each of our current executive officers and (c) by all directors and executive officers of the Company as a group (14 persons). Except as otherwise indicated, all shares are owned directly, and the owner of such shares has the sole voting and investment power with respect thereto.

Amount and Nature of Beneficial Ownership (1)

	Number of Shares Beneficially Owned(2)	Percentage of Common Stock
F. William Barnett	88,611	*
Robert L. Clarke(3)	121,035	*
William R. Devlin(4)(5)	37,647	*
Gerald J. Essl	160,983	*
James H. Graass	355,540	*
Laurence E. Hirsch(6)	1,618,869	3.7%
D. Craig Kesler(5) (7)	38,946	*
Frank W. Maresh(8)	36,151	*
Michael R. Nicolais(9)	78,559	*
David B. Powers	101,542	*
David W. Quinn	91,187	*
Steven R. Rowley(10)	744,087	1.7%
Richard R. Stewart(11)	29,026	*
Robert S. Stewart(5)	10,000	*
All current directors, nominees and executive officers as a group (14 persons)	3,512,183	8.0%

*	Less than 1%

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person is deemed to have “beneficial ownership” of shares of our stock that the person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named in the table, any shares that such person or persons have the right to acquire within 60 days are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other persons.

(2)	Amounts include the following shares of Common Stock that may be acquired upon exercise of stock options awarded under our Incentive Plan: Mr. Barnett – 88,611 shares; Mr. Clarke – 66,743 shares; Mr. Devlin – 20,904 shares; Mr. Essl – 131,437 shares; Mr. Graass – 340,245 shares; Mr. Hirsch – 100,360 shares; Mr. Kesler – 24,171 shares; Mr. Maresh – 32,826 shares; Mr. Nicolais – 62,625 shares; Mr. Powers – 88,866 shares; Mr. Quinn – 72,926 shares; Mr. Rowley – 417,092 shares; Mr. Richard Stewart – 23,026 shares; and all directors and executive officers of the Company as a group (14 persons) – 1,469,832 shares. In addition, this table includes shares of Common Stock that are held for the account of participants as of June 10, 2010, pursuant to the Common Stock fund of the PSRP, as follows: Mr. Devlin – 1,030 shares; Mr. Graass – 846 shares; Mr. Kesler – 787 shares; Mr. Powers – 1,416 shares; Mr. Rowley – 4,054 shares; and all directors and executive officers of the Company as a group (14 persons) – 8,133 shares. These amounts do not include the RSUs previously granted to the non-employee directors (including dividend equivalent units accrued since the date of grant) disclosed in the table on page 8 of this proxy statement.

(3)	Includes 54,292 shares pledged as collateral for a loan.

(4)	Includes 1,200 shares of Common Stock held in Mr. Devlin’s IRA.

(5)	Includes 10,000 shares of Common Stock representing the remaining unvested shares under a restricted stock award originally made to the executive on August 21, 2009.

(6)	Includes 845,546 shares of Common Stock owned by Highlander. Also includes 5,173 shares of Common Stock owned by Hirsch Family Partnership No. 1, Ltd.; and 5,173 shares of Common Stock owned by Hirsch Family Partnership No. 2, Ltd., with respect to which Mr. Hirsch disclaims beneficial ownership.

(7)	Also includes 160 shares of Common Stock held in Mr. Kesler’s IRA.

(8)	Includes 3,325 shares of Common Stock held in Mr. Maresh’s IRA.

(9)	Includes (a) 1,386 shares of Common Stock owned by Mr. Nicolais’ wife; (b) 1,550 shares of Common Stock owned by the profit sharing plan of Mr. Nicolais’ employer; (c) 3,500 shares of Common Stock held in Mr. Nicolais’ IRA; (d) 555 shares of Common Stock held in trust (Mr. Nicolais’ wife is trustee) for their daughter; and (e) 555 shares of Common Stock held in trust (Mr. Nicolais’ wife is trustee) for their son. Mr. Nicolais has disclaimed beneficial ownership of the shares of Common Stock held in trust.

(10)	Includes (a) 6,429 shares of Common Stock representing the remaining unvested shares under a restricted stock award originally made to Mr. Rowley on September 18, 2003; and (b) 280,833 shares pledged as collateral for a loan.

(11)	Includes 6,000 shares owned by Stewart Family Trust.

Certain Beneficial Owners

The table below provides information regarding the only persons we know of who are the beneficial owners of more than five percent of our Common Stock. The number of shares of Common Stock shown in the table as beneficially owned by each person as of the most recent practicable date, which is generally the date as of which information is provided in the most recent beneficial ownership report filed by such person with the SEC. The percentage of our Common Stock shown in the table as owned by each person is calculated in accordance with applicable SEC rules based on the number of outstanding shares of Common Stock as of June 10, 2010, the record date for our annual meeting of stockholders.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock
FMR, LLC(1)
82 Devonshire Street	4,206,980	9.5%
Boston, MA 02109
Wellington Management Company, LLP(2)
75 State Street	3,501,251	7.9%
Boston, MA 02109
Samana Capital, L.P. (3)
283 Greenwich Avenue	3,137,787	7.1%
Greenwich, CT 06830
BlackRock, Inc.(4)
40 East 52nd Street	2,524,482	5.7%
New York, NY 10022
Morgan Stanley(5)
1585 Broadway	2,392,504	5.4%
New York, NY 10036
Ash Grove Cement Company(6)
11011 Cody	2,194,298	5.0%
Overland Park, KS 66210

(1)	Based solely on the information contained in a Schedule 13G/A filed with the SEC on February 16, 2010. Of the shares reported in the Schedule 13G/A, FMR, LLC has sole voting power with respect to 116,980 shares, and sole dispositive power with respect to 4,206,980 shares, and Edward C. Johnson, III, has sole dispositive power with respect to 4,206,980 shares.

(2)	Based solely on the information contained in a Schedule 13G filed with the SEC on February 12, 2010. Of the shares reported in the Schedule 13G, Wellington Management Company, LLP has shared voting power with respect to 2,365,501 shares, and shared dispositive power with respect to 3,501,251 shares.

(3)	Based solely on the information contained in a Schedule 13G/A filed with the SEC on February 16, 2010. Of the shares reported in the Schedule 13G/A, (i) Samana Capital, L.P. (“SC”) has shared voting and dispositive power with respect to 2,701,253 shares; and (ii) Morton Holdings, Inc. (“MH”) and Philip B. Korsant have shared voting and dispositive power with respect to 3,137,787 shares. MH is the general partner of SC.

(4)	Based solely on the information contained in a Schedule 13G filed with the SEC on January 29, 2010. Of the shares reported in the Schedule 13G, BlackRock, Inc. has sole voting and dispositive power with respect to 2,524,482 shares.

(5)

Based solely on the information contained in a Schedule 13G/A filed with the SEC on February 12, 2010. Of the shares reported in the Schedule 13G/A, (i) Morgan Stanley (“MS”) has sole voting power with respect to 2,234,984 shares; (ii) MS has shared voting power with respect to 6,400 shares; (iii) MS has sole dispositive power with respect to 2,358,186 shares; (iv) Morgan Stanley Investment Management Inc. (“MSIM”) has sole voting power with respect to 2,197,331 shares; and (v) MSIM has sole dispositive power with respect to 2,314,133 shares. The address of MSIM is 522 Fifth Avenue, New York, NY 10036.

(6)	Based solely on the information contained in a Schedule 13D filed with the SEC on August 19, 2008. Of the shares reported in the Schedule 13D, (i) Ash Grove Cement Company (“Ash Grove”) has sole voting power with respect to 2,194,298 shares; (ii) Ash Grove has sole dispositive power with respect to 2,194,298 shares; and (iii) Robert Sunderland, James P. Sunderland, Charles T. Sunderland, and Kenton W. Sunderland have shared voting and dispositive power with respect to 2,194,298. Ash Grove is a private company controlled by various family trusts and partnerships for the benefit of Paul Sunderland and his descendants (collectively, the “Sunderland Family Trusts”). Each of Robert Sunderland, James P. Sunderland, Charles T. Sunderland, and Kenton W. Sunderland is a beneficiary of certain Sunderland Family Trusts and a trustee of certain Sunderland Family Trusts.

Related Party Transactions

Our code of conduct adopted by the Board, which we refer to as “Eagle Ethics,” includes provisions addressing conflicts of interest which arise when a director, officer, or employee has an interest in a transaction in which the Company is a participant. Eagle Ethics defines a conflict of interest as an activity, investment or association that interferes or might appear to interfere with the judgment or objectivity of an officer or employee in performing his or her job in the best interests of the Company and our shareholders.

Under Eagle Ethics, officers or employees are encouraged to consult with their supervisors regarding any matter that may involve a conflict of interest. In addition, Eagle Ethics requires that prior approval of the supervisor of an officer or employee, the president of the Eagle business unit in which such officer or employee is employed, and the Company’s general counsel before: (1) obtaining an ownership interest in, or position with, an Eagle supplier, contractor, customer or competitor, subject to certain exceptions relating to the ownership of publicly traded securities; (2) employing any relatives where there is either a direct or indirect reporting relationship or a substantial amount of interaction between the relatives on the job; or (3) establishing a business relationship between Eagle and a company in which the officer or employee or his or her relative has an ownership interest or holds a position.

In addition to the above policies included in Eagle Ethics, we have implemented certain informal processes in connection with transactions with related persons. For example, the Company’s legal staff is primarily responsible for the development of processes to obtain information from the directors and executive officers with respect to related person transactions and for determining, based on the facts and circumstances, whether the related person has a direct or indirect material interest in the transaction. In addition, all of our employees, executive officers and directors are required to disclose any conflicts of interest in an annual certification reviewed by our Legal Department. After disclosure, some conflicts of interest may be resolved through implementing appropriate controls for our protection. Depending on the identity of the officer or employee involved in a transaction creating a potential conflict of interest, the conflict of interest may be resolved by the Company’s legal staff or may be referred to the Audit Committee. Where an appropriately disclosed conflict of interest is minor and not likely to adversely impact us, we may consent to the activity. Such consent may be subject to appropriate controls intended to ensure that transaction as implemented is not adverse to the Company. In other cases where appropriate controls are not feasible, the person involved will be requested not to enter into, or to discontinue, the relevant transaction or relationship. If a potential conflict arises concerning a director or officer of the Company, the potential conflict is disclosed to the Chair of the Audit Committee of the Board for review and disposition. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the annual proxy statements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership, reports of changes in ownership and annual reports of ownership with the SEC and the NYSE. These persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file with the SEC.

Based solely on our review of the copies of such forms we received with respect to fiscal 2010 or written representations from certain reporting persons, the Company believes that its directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, have complied with all filing requirements of Section 16(a) for fiscal 2010 applicable to such persons, except for one late report filed on behalf of Mr. Rowley.

Code of Conduct

The Company’s code of conduct, Eagle Ethics, applies to all of the Company’s employees, including the Company’s officers. Eagle Ethics also applies to the Board of Directors. The Company’s code of conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the code of conduct to an appropriate person or persons identified in the code of conduct; and

•	accountability for adherence to the code of conduct.

All of the Company’s employees and directors are required to certify to the Company, on an annual basis, that they have complied with the Company’s code of conduct without exception or, if they have not so complied, to list the exceptions.

The Company has posted the text of its code of conduct on its Internet website at www.eaglematerials.com (click on “Investor Relations”, then on “Corporate Governance”, then on “Eagle Ethics” under the heading “Code of Ethics”). Additionally, the Company will provide without charge a copy of the code of conduct to any person upon written request to our Secretary at our principal executive office.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young LLP, which we refer to as Ernst & Young, audited the Company’s financial statements for the fiscal years ended March 31, 2008, 2009 and 2010.

Ernst & Young reports directly to our Audit Committee. The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by Ernst & Young. Under these policies, the Audit Committee pre-approves the use of audit and specific permissible audit-related and non-audit services up to certain dollar limits. Other audit and permissible non-audit services that exceed a $50,000 threshold must be pre-approved separately by the Audit Committee, or, for such services that do not exceed $50,000, by a member of the Audit Committee. Any such member must report the pre-approval at the next Audit Committee meeting. In determining whether or not to pre-approve services, the Audit Committee determines whether the service is a permissible service under the SEC’s rules, and, if permissible, the potential effect of such services on the independence of Ernst & Young.

The following table sets forth the various fees for services provided to the Company by Ernst & Young in the fiscal years ended March 31, 2010 and 2009, all of which services have been approved by the Audit Committee:

Fiscal Year Ended March 31,	Audit Fees (1)	Audit Related Fees(2)	Tax Fees	All Other Fees	Total
2010	$608,100	$52,200	$55,000	—	$715,300
2009	$714,587	$74,000	$85,000	—	$873,587

(1)	Includes fees for the annual audit and quarterly reviews, accounting and financial reporting consultations regarding generally accepted accounting principles.

(2)	Includes fees for benefit plan audits.

AUDIT COMMITTEE REPORT

To the Board of Directors of Eagle Materials Inc.:

We have reviewed and discussed with management the audited financial statements of Eagle Materials Inc. as of and for the fiscal year ended March 31, 2010.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversights Board Rule 3526 and have discussed with the auditors the auditors’ independence. We have also considered whether the auditors’ provision of non-audit services to Eagle Materials Inc. and its affiliates is compatible with the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Annual Report of Eagle Materials Inc. on Form 10-K for the fiscal year ended March 31, 2010.

Audit Committee

David W. Quinn, Chairman

Robert L. Clarke

Frank W. Maresh

PROPOSAL NO. 2: APPROVAL OF EXPECTED APPOINTMENT OF INDEPENDENT AUDITORS

General

Ernst & Young acted as our independent auditors to audit our books and records for fiscal year 2010, and the Audit Committee expects to appoint Ernst & Young as our independent auditors for fiscal year 2011 if its proposal for audit services is satisfactory.

We believe the approval of this expected appointment is good corporate practice because the audit of our books and records is a matter of importance to our stockholders. If our stockholders do not support the expected appointment, our Audit Committee will consider that fact when determining whether or not to retain Ernst & Young, but still may elect to retain them. Even if the expected appointment is approved, the Audit Committee, in its discretion, may elect not to proceed with the appointment. Once it has appointed an auditor, our Audit Committee may elect to change the appointment at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Representatives of Ernst & Young are expected to be present for the annual meeting, with the opportunity to make a statement if they choose to do so, and will be available to respond to appropriate questions from our stockholders.

Recommendation of the Board

Our board unanimously recommends a vote “for” the approval of the expected appointment of Ernst & Young as the Company’s auditors for the fiscal year ending March 31, 2011.

OTHER MATTERS WHICH MAY BE PRESENTED FOR ACTION AT THE MEETING

Our Board of Directors does not intend to present for action at this annual meeting any matter other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented for action at the meeting, it is the intention of persons named in the proxy to vote thereon in accordance with their judgment pursuant to the discretionary authority conferred by the proxy.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, the Company and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, the Company will deliver a separate copy of the proxy statement to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that the Company deliver single copies of such documents in the future. Stockholders may notify the Company of their requests by calling or directing a written request to Eagle Materials Inc., Attention: James H. Graass, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487, (214) 432-2000.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Next year’s annual meeting of stockholders is scheduled to be held on August 4, 2011. In order to be considered for inclusion in the Company’s proxy material for that meeting, stockholder proposals must be received at our executive offices, addressed to the attention of the Secretary, not later than February 25, 2011.

For any proposal that is not submitted for inclusion in our proxy material for the 2011 annual meeting of stockholders but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Exchange Act permits the Company’s management to exercise discretionary voting authority under proxies it solicits unless the Company is notified about the proposal on or before May 6, 2011, and the stockholder satisfies the other requirements of Rule 14a-4(c). Our Bylaws provide that, to be considered at the 2011 annual meeting, a stockholder proposal must be submitted in writing and received by our Secretary at the executive offices of the Company during the period beginning on February 5, 2011 and ending May 6, 2011, and must contain the information specified by and otherwise comply with our Bylaws. Any stockholder wishing to receive a copy of our Bylaws should direct a written request to our Secretary at the Company’s principal executive office.

FORM 10-K

Stockholders entitled to vote at the meeting may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, including the financial statements required to be filed with the SEC, without charge, upon written or oral request to Eagle Materials Inc., Attention: James H. Graass, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219-4487, (214) 432-2000.

By Order of the Board of Directors

JAMES H. GRAASS Executive Vice President, General Counsel and Secretary

Dallas, Texas

June 25, 2010

EAGLE MATERIALS INC. 3811 TURTLE CREEK BLVD. SUITE 1100 DALLAS, TX 75219	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR the following:

1. Election of Directors	☐	☐	☐

Nominees

01	Robert L. Clarke 02 Frank W. Maresh 03 Steven R. Rowley

The Board of Directors recommends a vote FOR the following proposal:		For	Against	Abstain

2	Proposal to approve the expected appointment of Ernst & Young LLP as independent auditors for fiscal year 2011.	☐	☐	☐

NOTE: THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PROXIES NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION. BY EXECUTING THIS PROXY, THE UNDERSIGNED HEREBY REVOKES PRIOR PROXIES RELATING TO THE MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000070720_1    R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

EAGLE MATERIALS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

August 5, 2010

The undersigned hereby appoints James H. Graass and Steven R. Rowley, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Eagle Materials Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., local time, on Thursday, August 5, 2010 at the Sheraton Suites Market Center, 2101 N. Stemmons Freeway, Dallas, Texas 75207, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

By execution of this proxy, the undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the August 5, 2010 Annual Meeting.

*For address changes, please contact our transfer agent, BNY Mellon Shareowner Services, at 1-800-279-1248.

Continued and to be signed on reverse side

0000070720_2    R2.09.05.010